As filed with the Securities and Exchange Commission on February ___, 2002

                           Registration No. 333-72252

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CAN-CAL RESOURCES LTD.
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

            Nevada                                                88-0336988
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

        8221 Cretan Blue Lane, Las Vegas, Nevada 89128; Tel. 702.243.1849
--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number of
                     issuer's principal executive offices)

                     Ronald D. Sloan, 8221 Cretan Blue Lane
                     Las Vegas, NV 89128; Tel. 702.243.1849
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number of agent for service)

                     Copies to:    Stephen E. Rounds, Esq.
                                   The Law Office of Stephen E. Rounds
                                   4635 East 18th Ave., Denver, CO 80220
                                   Tel:  303.377.6997; Fax: 303.377.0231
                                 ---------------
Approximate date of commencement and end of proposed sale to the public: From time to time after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed
                                                 Proposed           Maximum
                             Amount of            Maximum          Aggregate          Amount
Title of Each Class         Securities           Offering        Dollar Price           of
of Securities            to be Registered        Price Per     of Securities to    Registration
to be Registered          in the Offering       Security(1)      be Registered          Fee(5)
----------------          ---------------       -----------      -------------     -------------


Common Stock              4,000,000(2)           $0.85          $ 3,400,000.00       $   850.00
                           Shares

Common Stock                643,059(3)          $0.875          $   562,676.63       $   140.74
                           Shares

Common Stock                400,000(4)          $0.875          $   375,000.00       $    93.75
                                             and $1.00(4)

Common Stock                 77,888(5)          $0.875          $    68,152.00       $    17.23

Total No. Securities
to be Registered             5,120,947             n/a          $ 4,920,828.63       $ 1,101.66



(1) Under rule 457(f), registration fee calculations are estimated based on the market value of the registrant's common stock (average of the bid and asked prices as of October 19, 2001) which is within 5 business days prior to the initial filing of this statement. The valuation of securities registered is for future sale by the registrant under the Investment Agreement (equity line financing) is based on 93% of the average bid and ask price (shares are to be sold by the registrant at a 7% discount from market price); see (2) below. The fee for registration for resale of securities already issued is 100% of the average bid and ask prices at October 19, 2001 (see (3) below).


(2) These securities are registered for original issue by the registrant under the Investment Agreement (equity line financing), at 93% of average market prices, and for resale by the investors who so purchase.

(3) These securities now are issued and outstanding, and are registered for resale. The additional fee of $7.74 for the additional 37,000 shares being registered with this amendment is based on the $239.00 per $1 million value of shares filing fee now in effect, but using the October 19, 2001 market prices.



(4) Of these securities, we have agreed to issue 200,000 shares and these shares are registered for resale; the fee is based on the $0.875 average bid and ask price on October 19, 2001, for aggregate value of $175,000 for fee purposes. An additional 200,000 shares are registered for issuance upon exercise of options; the fee is based on the $1.00 exercise price for these options.

(5) These securities now are issued and outstanding, and are registered for resale. The additional fee of $5.23 for the additional 25,000 shares being registered with this amendment is based on the $239.00 per $1 million value of shares filing fee now in effect, but using the October 19, 2001 market prices.


DELAYING AMENDMENT UNDER RULE 473(A): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment

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



which specifically states that this registration statement shall become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to section 8(a), may determine.

The information in this prospectus is subject to completion or amendment. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.


                             CAN-CAL RESOURCES LTD.
                        5,120,947 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 5,120,947 shares of common stock ($0.001 par value) by the persons identified in this prospectus who are shareholders, including two entities that may buy more shares, and another entity holding options to buy shares of common stock:

- 4,000,000 shares which may be bought from us, by Dutchess Private Equities Fund, L.P. and DRH Investment Company, LLC, who are providers of the equity line of credit established under the Investment Agreement with us. Dutchess Fund and DRH are statutory underwriters under section 2(a)(11) of the Securities Act of 1933. See "Financing Transactions - Investment Agreement" on page 9, "Selling Shareholders" on page 38, and "Plan of Distribution" on page 40. We will not, however, receive any proceeds from sale of these shares by Dutchess Fund and DRH after purchase from us.

- 643,059 shares already issued as fees to Dutchess Fund, Dutchess Advisors, Ltd. (the advisor to Dutchess Fund), May Davis Group, Inc. and to the attorney for Dutchess Fund and DRH. We will not receive any proceeds from sale of these shares. Dutchess Advisors, Ltd. and May Davis Group, Inc. are statutory underwriters under section 2(a)(11) of the Securities Act of 1933. The attorney for Dutchess Fund is not a statutory underwriter.

- 200,000 shares which we have agreed to issue as fees to National Financial Communications Corp., and another 200,000 shares which may be purchased by NFC on exercise of options to purchase 200,000 shares which has been granted to NFC. NFC is not a statutory underwriter.

-    77,888 shares already sold to three cash investors.

     Our common stock is traded ("CCRE.OB") on the Over-the-Counter Bulletin Board ("OTCBB"). The closing bid price was $0.35 on January 31, 2002.

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO HIGH RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY ____, 2002.

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Forward Looking Statements ...................................................5
Where You Can Find More Information...........................................5
Summary Information and Risk Factors..........................................6
Financing Transactions........................................................8
Risk Factors ................................................................12

    We are an exploration stage company,
    have no reserves, have never made a profit, and
    may never become profitable..............................................12

    As an exploration company, we are subject to the risks of
    the minerals business....................................................12

    Management lacks technical training
    and experience with exploring for,
    starting and operating a mine ...........................................12

    We have not systematically drilled and
    sampled the Pisgah property to confirm the
    presence of any concentrations of precious metals  ......................12

    The Pisgah pilot plant's limited results will not guarantee the production plant's profitability ....................................13

    If the production plant is not viable,
    shareholders will lose most of their investment  ........................13

    Exploring volcanic cinder properties
    presents unique risks not encountered
    in other geologic settings ..............................................13

    Our limited test results on the Pisgah property
    to date have not been consistent and positive
    results may not be validated by production operations....................13

    We have a history in 2001 of late payments
    on debt, and we could lose the Pisgah property
    if debt secured by it is not paid or restructured in 2002 ...............14

    Without detailed designs and operating plans
    for the production plant, we can't assess what
    environmental compliance measures will be necessary......................14

    Significant permitting delays may be encountered,
    even if we obtain a site which has been used in
    mining operations by other companies in the past. .......................14

    We may not be successful in raising the
    capital necessary to build and operate the
    pilot plant and the production plant.....................................14

    Terms of subsequent financings may
    adversely impact your investment.........................................15

    Selling stock to Dutchess Fund and DRH may
    substantially dilute the interests of the other stockholders.............15


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



    Selling stock to Dutchess Fund and DRH could reduce
    our market price and encourage short sales...............................15

    Market Overhang..........................................................15

    Because the company's common shares are "penny stock"
    certain rules may impede the development of increased
    trading activity and could affect the liquidity for stockholders.........16


Market for Common Stock and Related Stockholder Matters......................16
Use of Proceeds..............................................................17
Management's Discussion and Analysis of
    Financial Condition and Results of Operations............................19
Business.....................................................................23
    Corporate Background.....................................................23
    Business Activities......................................................23
    Properties...............................................................26
Management...................................................................34
    Directors and Officers...................................................34
    Executive Compensation...................................................35
Security Ownership of Certain Beneficial Owners and Management...............36
Certain Relationships and Related Transactions...............................37
Selling Shareholders.........................................................38
Plan of Distribution.........................................................40
Description of Securities....................................................42
Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities...........................................43
Legal Proceedings............................................................44
Legal Matters................................................................44
Experts......................................................................44
Index to Financial Statements................................................45

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                     WHERE TO FIND MORE INFORMATION ABOUT US


     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in Part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates. You can contact the Commission's Public Reference Department at (800) SEC-0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).


     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location. Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to Can-Cal Resources Ltd., 8221 Cretan Blue Lane, Las Vegas, Nevada 89128, attention Ronald D. Sloan, President.

                           FORWARD LOOKING STATEMENTS


     Except for historical and current information, all the information in this prospectus are considered to be "forward looking" statements. Specifically, all statements (other than statements of historical and current information) regarding financial and business strategy and the performance objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve known risks such as lack of capital to put our properties into production, disappointing recoveries of precious metals from our properties once we put them into production, higher than expected production costs, declining market prices for precious metals, and delays or increased costs to obtain production or mining permits.


     When we use the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, we are identifying forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus). These statements reflect our current views with respect to future events. However, the merit or validity of current views is subject to the realization in fact of assumptions we have made. What we now think will happen may turn out much different, and therefore our assumptions may prove to have been inaccurate or incomplete.


     The investment risks discussed under "Risk Factors" specifically address all of the material factors that may influence future operating results and financial performance. The investment risks are not "boiler plate;" they are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate carefully before making an investment decision.


                      SUMMARY INFORMATION AND RISK FACTORS


     The following summarizes the information found elsewhere in this prospectus. This summary is qualified by the more detailed information in this prospectus.

THE COMPANY

     The company is an exploration stage company. Since 1996, we have examined various mineral properties prospective for precious metals and minerals, and have acquired those we believe may contain precious metals and minerals. Our properties are located in California and Arizona. We do not know if any of the properties contain reserves (a reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination). Further exploration will be needed before a final determination can be made whether any property is economically and legally feasible.

     We have analyzed materials from the Owl Canyon and Pisgah properties, both in California, to determine if precious metals are present. Assuming capital can be raised through the equity line financing with Dutchess Fund and DRH, we will build a small scale pilot plant on a location within approximately one hour driving time from Pisgah Hill and begin processing material from the Pisgah property for precious metals (primarily gold, platinum and palladium). If the pilot plant is shown to consistently extract precious metals from the materials, the company will retain an independent consultant to determine if there are reserves of precious metals in the property. The reserve study would be based on comprehensive drilling and sampling of the property according to a grid system using industry standards.

     Along with the reserve study work, we will have prepared an independent feasibility study. This report will analyze the best extraction methods to use in a full scale production plant, capital and operating costs, and if such a plant can be built and operated profitably.

     Assuming the reserve report and feasibility study indicate probable success in moving forward, we will build at the same location, a production plant capable of processing 104 tons of material per day. We will continue to hold the Owl Canyon and other properties and resume testing and evaluation of the Owl Canyon, and in the future initiate testing and evaluation of the other properties. Presently no dates have been set to initiate such testing and evaluation.

     Prospective investors should note carefully that the company is an exploration stage company. Even though the testing program on the Pisgah property volcanic cinders indicate the presence of precious metals, we cannot assure you that an economically viable mineral deposit exists on the Pisgah property or on any of our other properties. Further exploration will be needed before a final determination can be made whether any property is economically viable.


     Executive offices are located at 8221 Cretan Blue Lane, Las Vegas, Nevada 89128 (tel. 702.243.1849; fax 702.243.1869).

THE OFFERING


     Securities                         Outstanding 10,719,415 shares of common
                                        stock, $0.001 par value, including
                                        shares we have agreed to issue to
                                        National Financial Communications Corp.
                                        (see "Financing Transactions - Public
                                        Relations Agreement").

     Securities To Be Outstanding       14,919,415 shares of common stock to be
                                        outstanding if Dutchess Fund and DRH
                                        purchase a total of 4,000,000 shares,
                                        and National Financial Communications
                                        Corp. exercises its option to purchase
                                        200,000 shares which we have agreed to
                                        issue (see "Financing Transactions -
                                        Public Relations Agreement"). Under the
                                        terms of the Investment Agreement, in
                                        March or April 2002 we will increase our authorized common stock up to 75,000,000 shares to be in position to sell more stock under the Investment Agreement, up to the $8,000,000 maximum amount, see
                                        "Financing Transactions - Investment
                                        Agreement." This prospectus will be
                                        amended from time to time to disclose
                                        how many shares are sold under the
                                        Investment Agreement, and when our
                                        authorized common stock is increased.
                                        This increase will have to be approved
                                        by our shareholders.

    Securities Offered                  5,120,947 shares of common stock:

                                        4,000,000 shares by Dutchess Private
                                        Equities Fund L.P. and DRH Investment
                                        Company, LLC in equal amounts by each,
                                        as purchased from time to time after
                                        date of this prospectus and then resold
                                        by Dutchess Fund and DRH from time to
                                        time after date of this prospectus.

                                        606,059 shares, which have already been
                                        issued for services in October 2001

                                        o 75,757 shares to Dutchess Fund. See
                                          "Financing Transactions - Investment
                                          Agreement."

                                        o 303,030 shares to May Davis Group,
                                          Inc.  See "Financing Transactions -
                                          Investment Agreement."
                                        o 227,272 shares to Dutchess Advisors,
                                          Ltd.  See "Financing Transactions -
                                          Investment Agreement."

                                        37,000 shares, which have already been
                                        issued to Joseph B. LaRocco, attorney
                                        for Dutchess Fund and DRH. See
                                        "Financing Transactions - Investment
                                        Agreement."

                                        200,000 shares, which we have agreed to
                                        issue to National Financial
                                        Communications Corp. for public
                                        relations services to be provided after
                                        date of this prospectus, plus 200,000
                                        shares underlying options, which we have agreed to grant to NFC in connection with services to be provided after date of this prospectus, which shares underlying the options granted to NFC may be issued if NFC exercises the options. See "Financing Transactions - Public Relations Agreement."

                                        77,888 shares issued to three private
                                        investors in August and September 2001.

     Use of Proceeds                    Build an initial small scale pilot plant
                                        to process mineralized materials for
                                        precious metals, at a cost of
                                        approximately $63,506 (equipment
                                        $24,659, supplies $11,591, operating
                                        labor cost $20,000, and $7,250 for
                                        general expense and working capital
                                        reserve). If results from this pilot
                                        plant warrant, we will have a reserve
                                        report and feasibility study prepared by independent parties (approximate cost
                                        $200,000). If supported by the report
                                        and study, we will build a production
                                        plant (at a cost of approximately
                                        $1,821,000 (building construction
                                        $750,000, motorized and production
                                        equipment $471,000, and $600,000 for
                                        operating start up costs and working
                                        capital)). See "Use of Proceeds." The
                                        company will realize proceeds from this
                                        offering only from sale of shares to
                                        Dutchess Fund and DRH under the
                                        Investment Agreement, and from exercise
                                        of options held by NFC. See "Financing
                                        Transactions - Investment Agreement" and
                                        - "Public Relations Agreement").


     Plan of Distribution               The offering is made by the selling
                                        shareholders named in this prospectus,
                                        to the extent they sell their shares.
                                        Sales may be made in the open market or
                                        in private negotiated transactions, at
                                        fixed or negotiated prices. See "Plan of Distribution."

     Risk Factors                       The company is an exploration stage
                                        company without established reserves or
                                        production facilities. An investment is
                                        subject to risk. See "Risk Factors."

                             FINANCING TRANSACTIONS

     On October 4, 2001 we signed an Investment Agreement with Dutchess Private Equities Fund, L.P. and DRH Investment Company, LLC to sell up to $8,000,000 in shares of common stock to Dutchess Fund and DRH, in equal amounts. We also issued shares of common stock to Dutchess Fund and May Davis Group, Inc., and to Dutchess Advisors, Ltd. (advisor to Dutchess Fund), and to the attorney for Dutchess Fund and DRH, for fees in connection with the Investment Agreement. Terms of these transactions are described below. Reference is made to the complete text of the Investment Agreement, which has been filed as an exhibit to the registration statement which includes this prospectus.

     INVESTMENT AGREEMENT. We have signed an Investment Agreement with Dutchess Private Equities Fund L.P. ("Dutchess Fund", a Delaware limited partnership), and DRH Investment Company, LLC ("DRH"), who have committed to buy from us up to a total of $8,000,000 in shares of common stock, when and as requested by us, until the third anniversary of this prospectus, 50% by Dutchess Fund and 50% by DRH.


     Our ability to sell stock to Dutchess Fund and DRH will depend on market price and trading volume for our stock. See the risk factor captioned "We may not be successful in raising the capital necessary to build and operate the pilot plant and the production plant." If market prices as of prospectus date continue at the January 2002 levels (less than $0.50 bid) or decline, we will need more authorized capital than the current 15,000,000 shares of common stock to take full advantage of the Investment Agreement (assuming trading volume is sufficient, see below). The Investment Agreement allows us to increase authorized capital for this purpose, and we intend to ask our shareholders to approve an increase to 75,000,000 shares of common stock in March or April 2002. The shareholders will have to approve the increase.


     Dutchess Fund, and DRH, separately, cannot be required to purchase stock from the company which, when added to stock of the company which either of them owns beneficially, exceeds 4.99% of the issued and outstanding stock of the company on the date of our "put" (see below).

     In addition to the foregoing overall limit which applies to Dutchess Fund and DRH, the amount of stock we can require Dutchess Fund and DRH to purchase at any time is limited:

     O There must be 13 stock market trading days between any two of our "puts" (requests for purchase delivered to Dutchess Fund and DRH), although one or more closings of sale of part of the shares may occur every five trading days within the 13 trading days (the closing date for each put is 13 trading days after put notice). We will deposit stock certificates with First Union National Bank, Morristown, New Jersey (the "escrow agent"), and Dutchess Fund and DRH will deposit funds with the escrow agent sufficient to buy our stock.

     O We shall be entitled to request that dollar amount of stock that is equal to 175% of the average daily volume of our common stock over the 40 trading days prior to our put notice multiplied by the purchase price (93% of the lowest closing bid price during that 40 days), but never more than $1 million. This is how the maximum "put amount" is determined under the Investment Agreement. The actual number of shares we issue for each put delivered to Dutchess Fund and DRH will have a total or aggregate purchase price equal to the lesser of (1) the put amount, and (2) 15% of the aggregate trading volume in the 10 trading days, multiplied by the average of the lowest closing bid prices during the first five and the last five trading days, respectively, in the 10 trading day pricing period.

     Closing of each sale of stock to Dutchess Fund and DRH will be subject only to standard closing conditions (for examples, that this prospectus is current, that we are not insolvent, and that we continue to be listed for trading on the Over-the-Counter Bulletin Board). Subject only to meeting the standard closing conditions, Dutchess Fund and DRH must purchase the stock. We will receive net sale proceeds (see below) not later than the thirteenth trading day after the date of our put notice.

     The issuance of shares of common stock to Dutchess Fund and DRH under the Investment Agreement will be exempt from registration with the Securities and Exchange Commission under section 5 of the 1933 Act, pursuant to section 4(2) of the 1933 Act; the resale of such shares by Dutchess Fund and DRH is registered with the Securities and Exchange Commission under section 5 by this registration statement. We have agreed not to file any other registration statements for the public sale of our securities for 90 days from the effective date of this registration statement, with certain limited exceptions. We have also agreed to use our best efforts to have our officers, directors and any other persons affiliated with the company refrain from selling shares during each 10 trading day pricing period.


     The Investment Agreement contains mutual indemnities against loss, costs and expenses arising out of misrepresentations, breach of warranties and covenants, or other actions or inactions by us or by Dutchess Fund and DRH. Insofar as such indemnification might be sought for loss, costs and expenses arising from violations of the 1933 Act, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and therefore is not enforceable.


     Pursuant to the Investment Agreement, each time we sell stock to Dutchess Fund and DRH, we will pay May Davis Group, Inc., a securities broker-dealer and member of the National Association of Securities Dealers, Inc. cash in the amount of 3.5% of the funds purchased in each transaction by Dutchess Fund and DRH. See "Selling Shareholders" below. An additional 3.5% of the funds purchased in each such transaction will be paid to Dutchess Advisors, see "- Compensation" below.


     REGISTRATION RIGHTS AGREEMENT. We have agreed to file with the Securities and Exchange Commission, see to effectiveness with that agency, and keep current the registration statement (of which this prospectus is part) for resale of the shares sold to Dutchess Fund and DRH under the Investment Agreement, for so long as Dutchess Fund or DRH hold any shares so purchased. The number of shares available under the initial registration statement is insufficient to cover all the stock which may be issued to Dutchess Fund and DRH at current market prices and volumes. Therefore, we will use our best efforts to have our shareholders approve an increase in authorized common stock (up to 75,000,000 shares) and cause an amendment or new registration statement containing additional shares (an additional 16,000,000 shares) to be filed with the Commission and declared effective by it. If our shareholders do not approve the increase in authorized shares, and if the market price of our stock does not increase to approximately $2.00, we will not be able to realize the full potential funding of $8,000,000 which is available under the Investment Agreement, because we would not have enough shares to sell. Failure to obtain an increase in authorized common stock will not result in termination of the Investment Agreement.


     Our agreements as to registration rights are only with Dutchess Fund and DRH, Dutchess Advisors and the attorney for Dutchess Fund and DRH.

     COMPENSATION. We will sell shares to Dutchess Fund and DRH at a 7% discount from the market price (see above). We will pay Dutchess Advisors, Ltd., an affiliate and advisor of Dutchess Fund, an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH, when each put is closed (see above). In addition, we have issued 227,272 shares of common stock to Dutchess Advisors, Ltd. (for its advisory services to Dutchess), and have issued an additional 75,757 shares to Dutchess Fund, as fees to induce Dutchess Fund to enter into the Investment Agreement. We will pay May Davis Group, Inc. an amount of cash equal to 3.5% of the dollar amount of shares we sell to Dutchess Fund and DRH when each put is closed (see above). We also issued 303,030 shares to May Davis Group, Inc., a securities broker-dealer firm, as a placement fee for the execution of the Investment Agreement.


     All of the foregoing shares were issued based on the value (agreed to by the company and the parties pursuant to the Investment Agreement) of such fees in the amounts of $50,000 by Dutchess Fund, $200,000 by May Davis Group, Inc., and $150,000 by Dutchess Advisors (total $400,000), divided by the $0.66 closing bid price of the company's stock when the Investment Agreement was signed (October 4, 2001).

     An additional 37,000 shares were issued to Joseph B. LaRocco, for services valued at $12,500 ($0.33 per share) provided by him as attorney for Dutchess Fund and DRH in connection with the Investment Agreement. The value of his services was determined by his clients Dutchess Fund and DRH, and agreed to within the Investment Agreement signed by the company. The per share price for his services was negotiated and agreed to between Mr. LaRocco and the company, as the company did not have the funds to pay Mr. LaRocco in cash. The $0.33 per share price represents a discount of 50% from the market price at October 4, 2001 ($0.66).


     All of these shares (643,059 total) were issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part.

     PUBLIC RELATIONS AGREEMENT. As of September 15, 2001 the company signed an agreement with National Financial Communications Corp., based in Needham, Massachusetts, for NFC to provide public relations and communications services to the company for a period of 12 months. NFC's objective is to increase awareness of the company among potential investors through traditional mail channels and media interviews with officers of the company. The cost of NFC's services is $5,000 per month if paid in cash ($6,000 per month if paid in stock), plus reimbursement of third party expenses. The term of the agreement is 12 months, but can be terminated by either party on 10 days notice after December 15, 2001. The agreement is automatically extended for three months if not terminated by the company prior to end of the 12 month term.


     In January 2002, we suspended the agreement with NFC, and have not issued any stock or options to NFC. The agreement with NFC will be implemented with NFC providing services and the company paying for those services with delivery of stock and options (see below), after the date of this prospectus.

     We have paid the first month's service with NFC with $5,000 cash, and have agreed to issue 200,000 shares of stock for services and expenses under the agreement. The 200,000 shares will pay for NFC's fees and expenses for the 11 months of the agreement not paid for in cash. The agreement required us to pay three months in advance in stock, if we elected to pay all fees and expenses in stock.

     Each month for the duration of the agreement, starting in January 2002, we agreed to deliver a certificate of 20,000 shares of stock of NFC (and 22,858 shares for the last month), to pay NFC's fees and expenses in advance for that month. Each month, NFC will account to us for proceeds from selling the stock it receives; sale proceeds will be deducted by NFC from the base service fee each month. If proceeds from the sales of the stock exceed the monthly fee, the excess amount will be credited by NFC to our next monthly fee. If there are not enough dollars in proceeds from the sale of the stock to cover the $5,000 cash monthly fee, the company will either issue more shares to cover the deficit or pay the deficit in cash for that particular month. If after completion of the agreement proceeds from sale of shares exceeds the agreement's base fees plus expenses, the remaining shares will be returned to the company and canceled.

     We have agreed to issue stock valued at $0.875 per share (the bid price as of October 19, 2001), for a total value of $175,000 for the 200,000 shares. These shares will be issued as restricted securities under section 4(2) of the 1933 Act, and are registered for resale by this prospectus and the registration statement of which this prospectus is a part.


     Also, we have agreed to issue options to NFC to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. The options will be exercisable when delivered and will expire September 15, 2004. One-half of the profits realized by NFC from selling shares purchase on option exercise will be credited to the company's monthly account to the extent needed to pay base service fees and expenses, and additional options will be issued to NFC with an exercise price equal to our then current market price. Shares issued on exercise of the options will be restricted securities under section 4(2) of the 1933 Act; resale of such shares is covered by this prospectus and the registration statement of which this prospectus is a part.


     In addition to paying NFC the monthly base service fee plus reimbursable expenses, we will pay NFC a "transaction fee" as a result of any transaction between us and any other entity or other party which is introduced to us by, or with which we are put in contact by NFC. "Transaction" means a merger, sale, sale of stock, sale of assets, consolidation or similar transaction or series or combinations of transactions whereby we or such other party transfers to the other, or both transfer to a third entity or person, stock, assets, or any business interest in exchange for stock, assets, securities, cash or other property or rights, or wherein they make a contribution of capital or services to a joint venture or similar commonly owned enterprise, to conduct future business. The amount of the fee would be 5% of the total value of the consideration given, paid, transferred or contributed by or to the company. This provision covers any transaction entered into within the term of our agreement with NFC, or in the year following its expiration.


                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing.

RISK FACTORS INVOLVING THE COMPANY


     WE ARE AN EXPLORATION STAGE COMPANY, HAVE NO RESERVES, HAVE NEVER MADE A PROFIT, AND MAY NEVER BECOME PROFITABLE. For the nine months ended September 30, 2001, the company recorded a net loss of $463,000 from continuing operations, and had an accumulated stockholders' deficit of $3,745,500 at that date. The company is a mining company in the exploration stage. If we can raise the capital we will build a pilot plant to further evaluate extraction methods for the Pisgah property, and have prepared an independent reserve report and an independent feasibility study upon which to base the decision to build a production plant. See the next risk factor.

     AS AN EXPLORATION COMPANY, WE ARE SUBJECT TO THE RISKS OF THE MINERALS BUSINESS. The exploration for minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Most exploration programs do not result in the discovery of mineralization which is economic to mine. Most exploration programs never recover the funds invested in them. Without extensive technical and economic feasibility studies, no one can know if any property can be mined at a profit. Even with promising reserve reports and feasibility studies, profits are not assured.

     MANAGEMENT LACKS TECHNICAL TRAINING AND EXPERIENCE WITH EXPLORING FOR, STARTING AND OPERATING A MINE. Our directors and officers don't have technical training in geophysical sciences, metallurgy, or mineral exploitation management, nor do they have any direct prior experience in these areas or in the minerals exploration business generally (except for Mr. Amies, director, who presently operates a mining company, see "Management"). Without these kinds of training or experience, our management may not be fully aware of many of the specific requirements related to working in the mining industry. Their decisions and choices for the company may not take into account standard engineering or managerial approaches which mineral exploration companies routinely use. The company's operations, earnings, and ultimate financial success could suffer irreparable harm due to management's limited experience in this industry.

     WE HAVE NOT SYSTEMATICALLY DRILLED AND SAMPLED THE PISGAH PROPERTY TO CONFIRM THE PRESENCE OF ANY CONCENTRATIONS OF PRECIOUS METALS. There is substantial risk that such testing would show limited concentrations of precious metals. Our testing program so far indicates that precious metals are present in the very limited amounts of materials taken from a few locations on the stockpiled material. We have not run, nor have we had third parties run for us, a systematic drilling and sampling program designed to measure whether and where concentrations of precious metals may or may not exist, either in the stockpiled material or in the Pisgah deposit itself. Any positive test results so far confirm the presence of precious metals in the samples. You cannot safely assume that precious metals-bearing materials exist outside of the samples tested. Only reserve report to be prepared in the future will provide this kind of information.

     THE PISGAH PILOT PLANT'S LIMITED RESULTS WILL NOT GUARANTEE THE PRODUCTION PLANT'S PROFITABILITY. Prospective investors should note that the initial pilot plant's operating results will not be a sure indicator of the ultimate viability of company operations. We believe this is a significant risk for the company. The pilot plant will run small batches of material through different production processes (leaching times, proportions of chemicals, etc.) to help us better understand how to extract precious metals from materials removed from different locations on the Pisgah property. However, its results will not be representative of the operating results we should expect with a production plant using materials taken throughout the property. Therefore, pilot plant results, even if promising in terms of yield per ton and production cost, will not be indicative of the production plant's operating results. The pilot plant's results will be used in conjunction with a future feasibility study to be prepared for us.

     IF THE PRODUCTION PLANT IS NOT VIABLE, SHAREHOLDERS WILL LOSE MOST OF THEIR INVESTMENT. Building and operating a production plant will be expensive for the company. If it is not profitable and has to be shuttered and sold, liquidation proceeds would be a small percentage of total invested capital.

     EXPLORING VOLCANIC CINDER PROPERTIES PRESENTS UNIQUE RISKS NOT ENCOUNTERED IN OTHER GEOLOGIC SETTINGS. Precious metals most often are found in underground quartz vein deposits, or in alluvial sites where the metals have been eroded from surface exposed quartz veins and been transported by natural forces to another (usually gravel type) deposit. Precious metals which are found in (or came from eroded) vein deposits are believed to have been carried in underground superheated water, which transported the precious metals and other mineralization toward the surface, then cooled into quartz deposits underground.


     In contrast, volcanic cinders resulted from magma flows deep in the earth crust erupting to the surface. However, the mechanism which placed precious metals in the Pisgah volcanic cinders is not well understood. Presently there are no established geological theories to explain how precious metals came to be located within volcanic cinders generally.


     OUR LIMITED TEST RESULTS ON THE PISGAH PROPERTY TO DATE HAVE NOT BEEN CONSISTENT AND POSITIVE RESULTS MAY NOT BE VALIDATED BY PRODUCTION OPERATIONS. The company has run many tests on small amounts of the stockpiled volcanic cinder material located at the Pisgah property, using different extractive techniques. While the tests indicate the materials contain precious metals in amounts which would be economic to process, our tests have been limited to relatively small amounts of materials taken from a few stockpile locations. Even within this limited testing scope, the test results have varied significantly, with some samples showing up to 50% or more precious metals than other samples. We can't determine if these variances are due to different values (amounts of metals) in the samples alone, or to the presence of different amounts or types of other minerals contained in the sample along with the precious metals (making recovery of a higher percentage of the contained metals more difficult, or impossible), or to both factors. Continued testing of larger amounts at the pilot plant will be needed to determine if consistent results can be achieved with uniform extractive procedures, or if there are different kinds of mineralization to be found in different parts of the stockpile (and in the original Pisgah hill deposit) which will require modified extractive procedures. The independent reserve report will help reduce (but will not eliminate) this risk by identifying different areas of mineralization. This is a significant risk for the company.

     WE HAVE A HISTORY IN 2001 OF LATE PAYMENTS ON DEBT, AND WE COULD LOSE THE PISGAH PROPERTY IF DEBT SECURED BY IT IS NOT PAID OR RESTRUCTURED IN 2002. This is a risk to the company. At September 30, 2001 the company owed two lenders $335,300, secured by first and second deeds of trust on the Pisgah property. Payments due in 2001 were not timely made; payment to one lender was deferred to November 2001, and payment to the other lender was deferred mid-2002. Debt service is current. However, a total of $58,000 (plus interest on $10,000 principal included in the $58,000) will be due from May through November, 2002. If we don't pay all the amounts due on time, or can't restructure the debts to give us more time to pay, we could lose the Pisgah property through foreclosure. See "Business - Properties Pisgah Property - Debt Transactions."

     WITHOUT DETAILED DESIGNS AND OPERATING PLANS FOR THE PRODUCTION PLANT, WE CAN'T ASSESS WHAT ENVIRONMENTAL COMPLIANCE MEASURES WILL BE NECESSARY. Permitting issues could be unresolvable and result in the company not being able to build its planned facilities. The laboratory, pilot plant and production plant will be located at a site to be determined in California within approximately one hour hours driving distance from the Pisgah property. Environmental permits from a number of California regulatory agencies will have to be obtained or confirmed, including permits for transport of volcanic cinders, disposal of the cinder material tailings after processing, hazardous chemical storage and emergency containment in the event of spill, and filtration of dust and fumes generated in processing operations. However, we can't apply for permits (or for waiver of permit requirements as applied to the company) until we have prepared detailed designs and operating plans for the pilot and production plants. Therefore, presently we can't predict what permits will be required, or what the different agencies will require us to build before issuing the permits.

     SIGNIFICANT PERMITTING DELAYS MAY BE ENCOUNTERED, EVEN IF WE OBTAIN A SITE WHICH HAS BEEN USED IN MINING OPERATIONS BY OTHER COMPANIES IN THE PAST. Agencies may impose expensive conditions to issuing the permits (installation of air scrubbers, high efficiency filters, sealed-bottom containment facilities to prevent contamination in the event of spill, and the like). We may not have funds to pay for unexpected expenses in these respects (see "Use of Proceeds"). The combined risk of delays and increased expenses could be significant in delaying the commencement of operations, but it is possible that we won't be able to build the production plant at all.

     WE MAY NOT BE SUCCESSFUL IN RAISING THE CAPITAL NECESSARY TO BUILD AND OPERATE THE PILOT PLANT AND THE PRODUCTION PLANT. We will need approximately $1,821,000 to design, build and start operating the production plant (processing 104 tons of volcanic cinder material per day) planned for late 2002, provided operations at the small scale pilot plant justify the larger facility. In addition, about $200,000 will be needed for a reserve report and feasibility study. More funds could be needed depending on permit requirements (see above). The net proceeds from selling stock to DRH and Dutchess Fund will be used in part to build the pilot plant and the production plant, but we may not be able sell enough stock (see below) to fund complete construction. We have no alternative arrangements in place to raise the funds we will need if we don't sell enough stock to Dutchess Fund and DRH under the Investment Agreement.


        The future market price and volume of trading of our common stock limits the rate at which we can obtain funding from Dutchess Fund and DRH under the Investment Agreement. Further, we might be unable to satisfy the conditions in that agreement which would result in our inability to sell stock on a timely basis, or at all. If the price of our common stock and/or trading volume do not increase significantly from recent levels, we will be unable to obtain sufficient funds to meet our liquidity needs. During the three months ended July 31, 2001 a total of 481,655 shares were traded, of which 221,560 were traded in June 2001. In the five months from August 2001 through December 2001, trading volumes and prices have decreased. These volumes and prices from May 2001 through December 2001 (approximately $1.00 or less bid price) would have to increase significantly in future months in 2002 and thereafter to entitle us to require Dutchess Fund and DRH to buy enough shares to result in the amounts of capital the company will need.

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. If we can't raise enough capital to execute our business strategy (pay for reserve report and feasibility study, and build the small scale pilot and production plants) from the Investment Agreement, or if we do have the funds to build the larger plant but decide to modify or enlarge it, we may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than you as holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. More common stock could be sold under these circumstances at prices lower than offered under this prospectus, which could result in dilution of the book value of shares bought in this offering.


RISK FACTORS INVOLVING THIS OFFERING.


     SELLING STOCK TO DUTCHESS FUND AND DRH MAY SUBSTANTIALLY DILUTE THE INTERESTS OF THE OTHER STOCKHOLDERS. Under the Investment Agreement, we will be selling shares of common stock to Dutchess Fund and DRH at prices which are 93% of the bid price in the market. The exercise of our put rights under the Investment Agreement therefore may result in substantial dilution to the interests of the other holders of our common stock.


     SELLING STOCK TO DUTCHESS FUND AND DRH COULD REDUCE OUR MARKET PRICE AND ENCOURAGE SHORT SALES. If and to the extent Dutchess Fund and DRH resell shares of our common stock bought under the Investment Agreement, our stock market price may decrease due to the additional shares coming into the market. If the price of our common stock decreases, and if we decide to sell more shares to Dutchess Fund and DRH, we would be issuing more shares for any given amount invested by such parties. This could encourage short sales, which would place further downward pressure on the market price.

     MARKET OVERHANG. Approximately 4,200,000 shares of the total shares issued and outstanding are restricted under rule 144 under the 1933 Act from immediate resale to the public stock market. This number does not include the outstanding shares registered for resale with this prospectus. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) 1% of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not our affiliate sells is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning us. In that event, "restricted securities" would be eligible for sale to the public at an earlier date. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.


     In addition, this prospectus covers the resale of 643,059 shares of common stock issued to Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd. and Joseph B. LaRocco, 200,000 shares of common stock we have agreed to issue to NFC, and 200,000 shares of common stock which may be purchased by NFC upon exercise of options which we have agreed to grant to NFC. Sale of such shares could further adversely impact our market price.

     BECAUSE THE COMPANY'S COMMON SHARES ARE "PENNY STOCK" CERTAIN RULES MAY IMPEDE THE DEVELOPMENT OF INCREASED TRADING ACTIVITY AND COULD AFFECT THE LIQUIDITY FOR STOCKHOLDERS. Penny stocks generally are equity securities with a price of less than $3.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities now are subject to the "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The stock is traded on the Nasdaq Over-the-Counter Bulletin Board ("CCRE.OB").

     The following shows in United States dollars the high and low bid quotation for the shares for the last three years. Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and do not necessarily represent actual transactions.

        1999                           Low             High
        ----                           ---             ----
        First Quarter                  $0.375          $0.812
        Second Quarter                 $0.406          $1.875
        Third Quarter                  $0.75           $4.125
        Fourth Quarter                 $0.906          $1.75

        2000
        First Quarter                  $0.875          $5.00
        Second Quarter                 $2.125          $5.125
        Third Quarter                  $1.50           $3.312
        Fourth Quarter                 $1.031          $2.75


        2001
        First Quarter                  $1.218          $1.75
        Second Quarter                 $1.156          $1.813
        Third Quarter                  $0.77           $1.563
        Fourth Quarter                 $0.31           $0.90


     The company has approximately 220 shareholders of record. The stock transfer agent is Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, NV 89119.

     The company has never paid any dividends. There are no legal restrictions which limit our ability to pay dividends. Based on the present financial situation, it is unlikely we will pay dividends in the near future.

                                 USE OF PROCEEDS

     We may receive up to $8,000,000 from selling shares to Dutchess Fund and DRH under the Investment Agreement; we will not receive any proceeds from their sales of the shares purchased. We intend to use initial proceeds for working capital and other general corporate purposes, and build a small scale pilot plant to process 100 pounds per day of volcanic cinder material from our Pisgah, California property. If warranted by results from operating the pilot plant for six to nine months, we will build a production plant. We will keep the pilot plant for continued testing of the Pisgah material, and also to run tests on the Owl Canyon property material.


     We will use proceeds from selling shares to Dutchess Fund and DRH mostly for four principal purposes: First, general and administrative expenses (approximately $225,000 for each calendar year, including approximately $12,000 of property holding costs for claims, and debt service of approximately $93,000 in 2002, and $48,000 in subsequent years, until maturity of $300,000 in debt in
2005); second, to build the pilot plant near Pisgah, California; and third, to build the production plant, at the same site in California.


     If we receive $2,700,000 in proceeds, we would use the funds as shown below over a 24 month period. To the extent we receive less, we will defer building the production plant; immediate priorities will be general and administrative expenses (including debt service), followed by construction of the pilot plant.


     The amounts allocated are estimated.

1.   GENERAL AND ADMINISTRATIVE
     AND DEBT SERVICE (1)                                         $    615,500

2.   PILOT PLANT

          Equipment (tanks, pumps, etc.)                          $    24,659
          Supplies (acids, solvents, filter paper, etc.)               11,591
          Labor                                                        20,000
          Cash reserve and operating start-up costs                     7,250
                                                                  -----------
                                                                  $    63,500
3.   INDEPENDENT RESERVE REPORT AND INDEPENDENT
     FEASIBILITY STUDY                                            $   200,000

4.   PRODUCTION PLANT

     Motorized Equipment

     A.   Pisgah Mountain Facility
          (1) 3 Yard Skiploader                                   $    40,000

     B.   Production Equipment at Plant
          (2) Barrel type forklifts                                    40,000
          (1) General use forklift                                     15,000

     Production Equipment at Plant

     (1)  10 ton per hour Ball Mill (steel, screens, grinding)         75,000
     (2)  Motors and Conveyor Systems                                  25,000
     (1)  MATd Reactor 20,000 gallon capacity
          (15,000 gallon per batch)                                   125,000
     (1)  Filter Press Circuit, Pumps                                  60,000
     (1)  Electro Precipitation Tank with Plates
          and 2,750 AMP 50 Volt Rectifiers                             16,000
     (1)  Filtration System Circuits for precious metal collection      5,000
     (6)  High Speed, High Pressure Pumps, Slurry Pump                  6,000
     (3)  Chemical Storage Hoppers at 5000 lbs. capacity each          30,000
     (3)  Automatic Chemical Feeders                                   12,000
     (1)  Automatic Chemical Monitor and Batch Feeder System           22,000
                                                                  -----------
                                                                      376,000

     Production Plant - General Improvements

     A.   Air Quality and Chemical Storage Compliance                 150,000
     B.   General Scale-up Plant Site Infrastructure & Materials      200,000
     C.   Construction and Labor Costs for (A) and (B)                400,000
                                                                  -----------
                                                                      750,000

     Estimated Capital Costs                                      $ 1,221,000
     Cash Reserve and Operating Start-up Costs                    $   600,000
                                                                  -----------

                                                                  $ 1,821,000

          Total                                                   $ 2,700,000

     (1) Debt service does not include payment of $103,961 owed to directors and an employee as of December 31, 2001, which could be paid all or in part from proceeds of this offering if more than the funds needed for the budget are raised, or if funds are available to the company through construction savings or otherwise. For information on debt, see notes 6 and 7 to the unaudited financial statements included in this prospectus, and "Certain Relationships and Related Party Transactions."


     The pilot plant will process material in 100 pound batches, scaling up to one ton per day over a 30 day period. We intend to utilize this facility to extract the metals for both in-house and external confirmation by independent labs, pertaining to the concentrations and recoverability of precious metals in the cinders. If results from this facility and the independent reserve report and feasibility study, are promising, we will build the larger commercial-scale production facility.

     The pilot plan will use a standard industrial chemical leach process to remove metals from the materials, then run the pregnant solution through an electroplating process to deposit the metals out of solution onto metal sponges in the circuit. The sponges then will be smelted to remove the precious metals.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read together with the financial statements included in this prospectus.

     We hold interests in five mineral properties in the southwestern United States. None of these properties has any proven or probable reserves and none of these properties is in production. All expenditures on all properties are expensed, not capitalized.

LIQUIDITY AND CAPITAL RESOURCES AT DECEMBER 31, 2000 COMPARED WITH DECEMBER 31, 1999, AND RESULTS OF OPERATIONS FOR THE TWO YEARS ENDED DECEMBER 31, 2000.

                                                       Year ended December 31
                                               --------------------------------------
                                                    2000                     1999
                                               -------------            -------------

Sales                                          $        -0-             $      3,700
Rental revenue                                        22,500                     -0-

Costs                                            (1,615,700)                (614,600)

Other income (expenses)                               27,200                  (1,900)

Income (loss) from discontinued operations              -0-                  290,700
                                               ------------             ------------

Net income (loss)                              $ (1,566,000)            $   (322,100)
                                               ============             ============

     Income in 1999 was recorded from two sources: $3,700 from sale of precious metals recovered by the company from materials we obtained from a third party and $290,700 from sale of a discontinued business (see "Business - Corporate Background"). Income in 2000 was payment received from the lessee of the Pisgah property (see "Business - Properties - Pisgah Property Mining Lease"). The lessee's payments in 1998 and 1999 were recorded as reductions in retained deficit, see note 12 to the audited financial statements.

     The following table summarizes working capital and total assets, accumulated deficit, and shareholders' equity.

                                                       Year ended December 31
                                               --------------------------------------
                                                    2000                     1999
                                               -------------            -------------

Working capital                                $    480,100             $     75,500

Total assets                                   $    720,600             $    888,500

Accumulated deficit                            $ (3,248,400)            $ (1,719,900)

Shareholders' equity                           $    169,600             $    888,500

     At December 31, 1999, we owed $55,000 to a lender (secured by first deed of trust on the Pisgah property), with annual interest at 8%. Annual payments of $22,500 from Twin Mountain (lessee of the Pisgah property) are paid direct to the lender by Twin Mountain, which reduced this debt to $32,500 at December 31, 2000; the balance was due July 31, 2001.

     During 2000 the company issued 1,119,009 shares of common stock, including 774,009 shares for cash proceeds of $949,600 to finance operations. We also borrowed $300,000 from a corporate lender (First Colony Merchant, a private lender) at 16% annual interest, secured by a second mortgage on the Pisgah property. Service on this debt is interest only (payable $24,000 each May and November), with principal due November 23, 2005. In addition, during 2000 Ronald
D. Sloan, president, had loaned the company $152,289 on an unsecured basis, with interest at prime plus 1%. See note 7 to the audited financial statements and "Certain Relationships and Related Transactions - Loans by Officers."

     We recorded a net loss from operations in 2000 of $1,566,000 compared to $612,800 in 1999. This $953,200 increase in net loss in 2000 was due in significant part to the write-down of $567,100 in the carrying value of the investment in the Pisgah property and write-downs of $36,405 on two other properties (Limestone/Erosion, and Cerbat), for a total write-down of $603,505 in 2000. See Note 14 to the audited financial statements. This total write-down amount was charged to operations as a component of costs and expenses.

     Net of the increase due to write-downs in value of properties, costs and expenses increased approximately $398,000 to $1,012,200 (compared to $614,600 in 1999). The changes in costs and expenses, stated as changes in 2000 compared to 1999, were due to:

     o $382,500 more for testing the Pisgah volcanic cinders property, including increased cash expenditures of $82,500 for tests in our lab and for third-party assay tests, and $300,000 for 200,000 shares of restricted common stock issued in August 2000 to two individuals (Ken Schmidt and John Tomashewski) to acquire their proprietary extractive technology, at a value of $1.50 per share (market value on issue date).

     o A decrease of $56,100 paid to consultants for testing and evaluation work, because we acquired our own testing equipment and used the procedures acquired from the two individuals (see above).

     o Travel and entertainment increased by $36,200 for costs associated with more travel to Canada to raise funds by selling stock, meetings with possible mining industry partners for the Pisgah and other properties, and also for increased travel by directors to observe operations in Nevada and consultants' travel between Canada and the testing lab in Nevada.

     o Increased legal and accounting costs of $13,700. A portion of increased legal costs was related to the successful collection of approximately $10,300 in 2000 (recorded as income) on a $53,300 debt written off as uncollectible on the balance sheet in 2000.

     o Increased insurance costs of $36,500, for premiums on officer and director liability insurance obtained in 2000.

     o    Bad debt expense decreased by $98,800.

     o An increase of $32,100 in office expense, because printing and copying costs increased, and we bought more office supplies, office equipment, and a new telephone system.

     o An increase of $17,900 in office rent because we leased a residence in Las Vegas which now serves as the principal office and also provides accommodations for visiting officers and directors and other persons with whom we transact business. The company continues to rent its prior office.

     o Depreciation and amortization increased by $12,200 because the company had more equipment in 2000.

     o An increase of $20,700 paid for advertising and promotion, due to modifications made to our website, publication of more press releases, and printing more brochures with color photographs.

     o Lease expense increased by $9,400 because the company leased more field equipment.

     o Miscellaneous costs decreased by $16,900, which was partially offset by increases of $8,600 for telecommunications and utility costs, repairs and maintenance on equipment, and bank charges.

     Unless we can establish the economic viability of the mining properties, we will continue writing off the expenses of exploration and testing. Therefore, losses will continue until such time, if ever, as we establish the economic viability of the properties. If viability is established for a property, some of the expenses related to that property would be capitalized instead of expensed.

     We have no material commitments for capital expenditures.

LIQUIDITY AND CAPITAL RESOURCES AT SEPTEMBER 30, 2001 AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000

     In the nine months ended September 30, 2001, additions to funds available for operations were provided by $58,300 from sale of 57,888 shares of restricted common stock, and from an additional loan of $65,252 from Ronald D. Sloan, president (unsecured, with interest at prime plus 1%), $6,313 from a director (unsecured, with interest at prime plus 1%), and $21,600 from a shareholder (unsecured, with interest at 20.74%). The company made principal repayments to Mr. Sloan of $61,473, leaving a balance owing of $118,524. Funds for the corresponding period in 2000 were provided by sales of restricted common stock, and from a $300,000 loan from a private lender (First Colony Merchant). See "Business - Properties - Pisgah Property - Debt Transactions."

     At September 30, 2001, working capital was $106,000, compared to $480,100 at September 30, 2000. During the nine months ended September 30, 2001, we did not make an interest payment of $24,000 to the lender which loaned us $300,000 in November, 2000 (secured by second deed of trust on the Pisgah Property), which increased the loan principal to $324,000 at September 30, 2001. We also did not make the final principal payment of $10,000 due on July 31, 2001 to another private lender (Owen Sequoia, Inc.) which holds the first deed of trust on the Pisgah property; this debt was extended to July 2002 and was $11,300 including interest at September 30, 2001. In the nine months ended September 30, 2001, arrangements were made with the two lenders to avoid default. See "Business - Properties - Pisgah Property - Debt Transactions" above and note 6 to the unaudited financial statements.

     We had no operating income or cash flow from mineral operations for the nine months ended September 30, 2001 other than the sale of a small amount of gold produced and sold for $6,900 from lab tests and rental income of $16,800 representing the ratable recognition (for the first nine months of the year) on our books of the $22,500 annual rental payment from Twin Mountain (the lessee of the Pisgah property). Each year's $22,500 rental payment is pledged and paid direct by Twin Mountain to the lender holding the first deed of trust on the Pisgah property.

     The company recorded a net loss of $497,100 for the nine months ended September 30, 2001, compared to a loss of $659,300 for the nine months ended September 30, 2000.

     For the nine months ended September 30, 2001, compared to the nine months ended September 30, 2000, costs and expenses decreased by $219,400 (from $706,200 for the period in 2000, down to $486,800 for the same period in 2001). The changes in costs and expenses, stated as changes in the period in 2001 compared to the period in 2000, were due to the following:

     o $384,200 less for testing the Pisgah property. However, costs in the period in 2000 included $300,000 for 200,000 shares of restricted common stock issued to acquire proprietary technology. The remaining $84,200 of reduced expenses in the period in 2001 was due to savings realized by testing conducted in our lab and fewer samples being sent out to third parties for testing.

     o $112,900 more was paid to consultants for testing and evaluation work, because we retained the services of additional consultants to work on various extraction procedures.

     o    Travel and entertainment decreased by $900.

     o Decreased legal and accounting costs of $12,900, as the company was able to lower the costs associated with public reporting. In addition, in 2000 the company paid legal costs related to the successful collection of approximately $10,600 in 2000 (recorded as income) on a $53,300 debt written off as uncollectible on the balance sheet in 2000.

     o Decreased insurance costs of $13,600. There was no change in coverage during the comparative periods. These costs reflect only amounts paid during the nine month period, including increased premiums paid during the year 2000 for officer and director liability coverage.

     o Salaries and wages and payroll taxes of $16,100 were accrued for the nine months ended September 30, 2001 (no salaries or wages or payroll taxes were paid in the period in 2000).

     o Office expense increased $18,200 for the period in 2001 compared to 2000, because of the purchase of office equipment items, and setting up the field office facility in Nye County, Nevada. Office rent decreased $1,400.

     o    Depreciation and amortization decreased by $1,400.

     o A decrease of $9,400 for advertising and promotion, due to fewer press releases and few modifications to the website.

     o Lease expense increased by $6,900 (nothing spent on this item in the nine months ended September 30, 2000) because the company leased a facility in Nye County, Nevada, and we prepaid the rent there for two months.

     o Miscellaneous costs, telephone, utilities, repairs and maintenance and bank charges increased by a net $11,300 in the nine months ended September 30, 2001 compared to the same period in 2000, principally due to more power being used at the Nye County facility, and repairs to equipment.

     The  company has no material commitments for capital expenditures.

PLAN OF OPERATIONS

     We intend to continue sampling and testing volcanic cinder materials from the Pisgah property with a small pilot plant to be located at a location within approximately one hour driving time from the Pisgah property, assuming we have the necessary funds. We anticipate using the pilot plant it to process small batches of material for testing purposes until funds are available to build the production plant (the length of time needed to obtain permits for the production plant is not presently determinable). We will obtain an independent reserve report and feasibility study before building the production plant.

     We will depend on sales of stock to Dutchess Fund and DRH to build the pilot and production plants, obtain an independent reserve report and an independent feasibility study, pay general and administrative expenses, and pay debt service. Total number of employees and consultants would increase to approximately eight when the pilot plant is operational, and up to 25 when the production plant is running.

     At January 16, 2002, and before sale of any stock to Dutchess Fund and DRH, we had approximately $21,200 cash available to sustain operations, would cover two months operations maximum. In advance of such sales, we may seek additional capital by sale of restricted stock in private placement transactions in Canada, loans from directors, or possible funding or joint venture arrangements with other mining companies. However, there are no plans or arrangements now in place to fund the company by any of these means, and outcome of the discussions with other companies cannot be predicted.

                                    BUSINESS

     CORPORATE BACKGROUND. Can-Cal Resources Ltd. is a Nevada corporation incorporated on March 22, 1995 under the name of British Pubs USA, Inc. as a wholly owned subsidiary of 305856 B.C., Ltd. dba N.W. Electric Carriage Company ("NWE"), a British Columbia, Canada company ("NWE"). On April 12, 1995, NWE exchanged shares of British Pubs USA, Inc. for shares of NWE held by its existing shareholders, on a share for share basis. NWE changed its name to Can-Cal Resources Ltd. on July 2, 1996.


     In January 1999 the company sold its wholly-owned Canadian subsidiary Scotmar Industries, Inc., which was engaged in the business of buying and salvaging damaged trucks from insurance companies for resale of guaranteed truck part components. The subsidiary was sold for a profit and the proceeds used to acquire and explore mineral properties, as the company determined that the subsidiary would lose money in the vehicle salvage business unless more capital was obtained specifically for that business. See the audited financial statements.


     BUSINESS ACTIVITIES. The company is an exploration company. Since 1996, we have examined various mineral properties prospective for precious metals and minerals and acquired those deemed promising. We own, lease or have an interest in five mineral properties in the southwestern United States (California and Arizona). All these properties are "grass roots" because they are not known to contain reserves of precious metals or other minerals. None of these properties is in production, although we did sell a small amount of gold we extracted in our analysis program on material taken from the Pisgah property in the second quarter of 2001. We also sold 16.8 ounces of gold we produced from minerals which had been partially processed which we bought from a third party (the minerals did not originate from our properties).

     We have performed more than 1000 "in-house" assays on mineral samples from our properties. An assay is a test performed on a sample of minerals to determine the quantity of one or more elements contained in the sample. The in-house work has been conducted with our equipment by persons with whom we have contracted, who are experienced in performing assays, but are not independent of us. We also send samples of materials from which we have obtained the most promising results to outside independent assayers to confirm in-house results.

     We have done an extensive amount of preliminary testing and assaying on the Owl Canyon property in California, in which we hold a 50% ownership interest in through the S&S Joint Venture. Results indicate the presence of precious metals in material located on the Owl Canyon property; presently we have suspended testing there to work on the Pisgah property.

     Following is a list of the company's assay equipment, all of which is owned by the company and is operated by its lab staff, Frank Valenti, Engineer/Chemist and Robert Parker, Geochemist/Operations Manager. Information about Messrs. Valenti and Parker follows.


     Preparation Equipment:
     -     2 Chipmunk Jaw Crushers
     -     Ring and Puck Pulverizer
     -     Jones Riffles
     -     5HP Puma Compressor
     -     Classification Screens 20 mesh- 325 mesh
     -     2 Drying Ovens
     -     Vacuum pump

     Fire Assay Equipment:
     -     2 Vcella Assay Ovens
     -     Numerous Pouring Molds
     -     Weighing Bench with Fire Assay Reagents
     -     2 Assay Balances
     -     1 Top Loading Pulp Balance
     -     2 Fluxing scales
     -     Various Crucible and Cupel Tongs

     Wet Chemical, Metallurgical Lab Equipment:
     -     1 Fume Hood
     -     4 Hot plates
     -     3 Stir Plates
     -     Shaker Table
     -     1L  Separatory funnels
     -     4L  Separatory funnels
     -     Beakers, 10- 4000ml. (Numerous)
     -     Erlenmeyer Flasks (Numerous)
     -     Volumetric Flasks (Numerous)
     -     Graduated Cylinders
     -     IL Atomic Absorption Spectrophotometer ("AAS")
     -     Lamps for AAS include Au, Ag, Pd, Pt, Rh, Cu, Zn and Ni

     ROBERT PARKER. Mr. Parker has 22 years experience in the metals industry primarily in the preparation, determination and processing of noble metals. He spent 14 years setting up refining techniques, analyzing precious and a wide spectrum of base metals, environmental assays and cleanup. Mr. Parker's experience includes bulk sampling large areas of feed and in circuit material and qualitative analyses on samples as large as one ton. He has routinely operated crushing plants and milling circuits; performed electrical, electronic, instrument and mechanical repairs on AAS units, balances, crushing and milling equipment and furnaces. Mr. Parker's initial practical training on sampling, analytical methods and procedures was acquired through Loring Laboratories in Calgary, Alberta and working with Loring McIssac Sr. on design and set up of two gold labs for Echo Bay Mines.

     Mr. Parker's prior employment includes Cantech Laboratories, Kazakhstan as General Manager (March - September 1999); Barringer Laboratories Ltd., Suriname, South America as Chief Assayer and Laboratory Manager (August 1992 - January
1999); Penboro Construction, Manitoba, Canada as Owner/Operator (August 1991 - July 1992); Neptune Resources, Yellowknife, NT as Design Consultant and Assistant Chief Chemist (November 1989 - July 1991); Barringer Laboratories Ltd., Calgary, Alberta as Project Assayer (April 1989 - November 1989); Terra Mines Ltd., Edmonton, Alberta as Chief Assayer (April 1984 - March 1989); and Echo Bay Mines Ltd., Edmonton, Alberta as Assayer, Chief Assayer/Mill Operator, and Assistant Mill superintendent (April 1978 - March 1984).

     Mr. Parker is certified as an international scuba instructor and holds an advanced certificate in mine rescue, CPR and first aid. He also holds a certificate in security and safety.

     Mr. Parker is paid $5,000 per month as a consultant pursuant to a verbal agreement with the company. The verbal agreement is month-to-month.

     FRANK M. VALENTI. Mr. Valenti, is a licensed professional engineer, and was graduated from Stocton State College, Egg Harbor Township, New Jersey. From 1976 to 1978, Mr. Valenti was employed as chief auditor on the Cape May County sewage project, and then by Texaco Oil Co., until he was injured in a Cat Cracking tower explosion. Prior to joining the company in March 2001, he was a self-employed chemist/assayer since 1983, working for such companies as Cougar Mining in Arizona and Panther Mining Co., Vancouver, BC, Canada. In 1990 Mr. Valenti designed and built a cyanide extraction plant (International Refining) for the purpose of extracting silver from X-ray film. Over one-half million ounces of silver was extracted during a three year period of operation. In 1993, Mr. Valenti performed assay work for Naxos, International Resources, Inc., and Valle' Mining of Indiana doing business as Spectro-Labs. Mr. Valenti built another extraction plant under the International Refining name which was the largest of its kind in southern California producing gold from electronics scrap, and producing several thousand ounces of gold, along with some platinum, rhodium and palladium. From 1996 to March 2001, Mr. Valenti owned and operated the S.E.S. Engineering Labs in Lucerne Valley, CA.

     Mr. Valenti is paid $5,000 per month as a consultant pursuant to a verbal agreement with the company. The verbal agreement is month-to-month.

     During 2000 and continuing to date, we have focused efforts on the "volcanic cinders" property located on patented mining claims we own at Pisgah, California. We have run an analysis program to determine if the material contains precious metals. Our analysis program indicates the existence of precious metals in material taken from the Pisgah property. We intend to build a small scale pilot plant to begin test processing the volcanic cinder material, at a plant to be located within approximately one hour driving time from Pisgah. We have not obtained the location at the present time.

     Substantial amounts of additional testing and drilling would be necessary to determine whether the Pisgah property contains sufficient amounts of precious metals to constitute "reserves," and whether any such reserves are capable of economic production. We have elected to obtain an independent reserve report on the property, and an independent feasibility study on the capital costs and operating expenses for a production plant, before we decide whether (and how) to build a production plant.

     The pilot plant testing facility initially will process material in 100 pound batch test runs daily, gradually moving up to one ton per day to fine tune the efficiency of our processes. It is our intention to extract the metals for both in-house and external confirmation by independent labs, pertaining to the concentrations and recoverability of precious metals in the cinders. If production results from this facility are promising, we intend to build a production plant (104 tons per day).

     Further geologic and exploration work at the Cerbat and Limestone properties has not been initiated. The company does not intend to conduct further exploration on those properties in the immediate future, however, the company intends to keep these properties for future exploration at some point in the future.

     The company has a general insurance policy in adequate amounts for casualty loss to office and laboratory equipment, operation of motor vehicles, and mining equipment on various properties. Additional insurance will be obtained for operating locations, such as the proposed operations for the Pisgah, as necessary.

     PROPERTIES

     We own or have interests in five properties, one which is owned (patented mining claims on the volcanic cinders property at Pisgah, California), one which is leased with an option to purchase (the Cerbat property in Mohave County, Arizona), and two properties which are unpatented mining claims leased from the United States Bureau of Land Management (the"BLM"): The Owl Canyon property (23 miles northeast of Baker, California); the Limestone/Erosion property (southeast of Lucerne Valley, California); and the Wikieup property (in Mohave County, Arizona).

     Unpatented claims are "located" or "staked" by individuals or companies on federal public land. Each placer claim covers 20 to 160 acres; each lode claim covers 20 acres. The company is obligated to pay a maintenance fee of $100 per claim per year to the BLM and file an Affidavit of Assessment Work with the County showing labor and improvements of at least $100 for each claim yearly.


     If the statutes and regulations for the location and maintenance of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. Failure to pay such fees or make the required filings may render the mining claim void or voidable. We believe we have valid claims, but, because mining claims are self-initiated and self-maintained, it is impossible to ascertain their validity solely from public real estate records. If the validity of an unpatented mining claim is challenged by the government, we would have the burden of proving the present economic feasibility of mining minerals located on the claims.

     Total expenditures, excluding acquisition costs, on the properties has been $1,097,460.

     PISGAH, CALIFORNIA PROPERTY.

     GENERAL, TESTING. In 1997 we acquired fee title to a "volcanic cinders" property at Pisgah, San Bernardino County, California, for $567,000. The cinders material resulted from a geologically recent volcanic eruption.


     The property is privately owned and is comprised of approximately 120 acres located 10 miles southwest of Ludlow, California, with a very large hill of volcanic cinders, accessible by paved road from Interstate 40. An independent survey service hired by the company reported that there are approximately 13,500,000 tons of volcanic cinders above the surface. Approximately 3,500,000 tons of the cinders have been screened and stockpiled, the result of prior operations by Burlington Northern Railroad Co. which processed the cinders from the hill for railroad track ballast, taking all cinders above about one inch diameter and leaving the rest on the ground surface within one-quarter mile of the hill. The remaining material in the hill, and the material left over from Burlington's operations, can easily be removed by front end loaders and loaded into dump trucks for hauling. The Cinder and Cinder #2 patented mining claims contain morphologically young alkali basalt and hawaiite lava flows and cinder. The cinder and spatter cone is about 100 meters high and has a basal diameter of about 500 meters. The volcanic cone and crater consists of unsorted basalis tephra, ranging from finest ash, through scoriascious cinders and blocks, to dense and broken bombs up to two meters in dimension.

     The company owns equipment which was acquired with the property, and is located on the property: a ball mill for crushing cinders, truck loading pads, two buildings, large storage tanks, conveyors to load trucks, material silos and screening equipment.

     Until Mr. Ballantyne left the company as a consultant in November, 2001, all extractive testing programs were carried out pursuant to a "care and custody" program established by him, utilizing processes and methodologies developed by others. Nearly all tests under his program were conducted on small amounts from 30 grams to 3 pounds of the volcanic cinder material, with some tests on amounts up to 20 pounds in the third quarter of 2001. Under these programs the volcanic cinder material was selected and collected form the property by Mr. Ballantyne. The sample preparation and composition of the samples used in the extraction testing were in Mr. Ballantyne's care and custody and control. The precious metal-bearing material obtained from the repeated extraction testing "runs" of the various precious metal extraction methods was sent by Mr. Ballantyne to recognized and certified analytical laboratories, which determined by chemical assay methods and other techniques the existence of and the content of the various precious metals in the extracted material. They reported their assay results to the company in certified analytical reports. The company has received repeated confirmation from these independent laboratories indicating that gold, silver and platinum group elements (PGE's) are present in, and may be able to be extracted from, the material. These results from a variety of methods have resulted in an expanded program of extraction and metallurgical testing under the initial direction of Mr. Ballantyne, which the company is continuing (with appropriate modifications as needed) following Mr. Ballantyne's departure from the company. See "Management - Executive Compensation - Compensation to Consultant" for information about Mr. Ballantyne.

     We have run different analysis programs on the stockpiled material for gold, silver, and platinum group metals using generally accepted assaying procedures. No tests have been run on material located in the original hill deposit. Samples were removed from 5 separate zones on the surface (down to approximately 3 feet) of the stockpiled material and subjected to in-house testing and assay using several standard metallurgical procedures. Beginning in early 2001, we have been testing the material by "oxy-leach," which requires dissolving the material in different mixes of standard industrial chemicals, then filtering the liquids into powder residue and performing assay tests on the residue. Results have varied, but the most promising results used longer leach times. The results indicate the presence of significant amounts of precious metals (gold, platinum group metals) in the samples tested. Test results in July and August, 2001 were confirmed by independent assayers. Tests have been run only on stockpiled material, removed by Bruce Ballantyne, a former consultant to the company, in a care and custody program.


     We have contracted with third parties, who prepared detailed mineralogical studies of precious metal- bearing minerals and their associations in the volcanic cinders. These studies, conducted at Canmet Ottawa, the Universite Libre de Bruxelles and the Colorado School of Mines, used microscopical methods to document and identify and confirm the presence of minerals and native metal grains and alloys of gold, silver, platinum and palladium in the material. The studies confirmed the existence of precious metal minerals in the material, and helped us modify extraction methods which we will be implementing in the pilot and production plants to be constructed in the future (see "Use of Proceeds").

     We have conducted or had others conduct extractive processes to determine how best to process the cinder material.

     (a) Smelting of varying weights of cinder material at various temperatures in a variety of furnace- types using a variety of different reagents melted with the cinders (the reagents help collect and concentrate the precious metal).

     (b) Various acid digestion precious metal extractions of cinder material. Filtration of resultant "pregnant" precious metal bearing solutions with subsequent "dropping" of contained precious metals from these solutions using methods such as solvent extraction, electrowinning and wet chemical methods.

     (c) Various precious metal chemical-leaching extractions of cinder material. Filtration of the resultant "pregnant" precious metal-bearing solutions with subsequent "dropping" of the contained precious metals. Currently, this approach is yielding the best results.


     The precious metal-bearing products yielded by the processes were subsequently sent to refineries and to certified analytical laboratories for testing to determine the precious metal content. Extractive testing results obtained to date from the independent laboratories show that we have "in-house" repeatedly extracted precious metals including gold, silver and PGE's (platinum group elements, here referring to platinum and palladium). However, it is not possible to extrapolate from these results (which are confined to the samples tested) to estimate the viability of the stockpiled material as a whole. See "Risk Factors."

     On January 17, 2002, market prices for gold, platinum and palladium were $284.40, $481.00 and $422.00, respectively.


     The Pisgah property consists of patented claims we own; no fees have to be paid to the BLM or work performed on the claims to retain title to the property.

     Electrical power presently is not available to the site, and is not expected to be needed.

     PISGAH PROPERTY MINING LEASE. To generate working capital, as of May 1, 1998 we signed a Mining Lease Agreement for the Pisgah property with Twin Mountain Rock Venture, a California general partnership ("Twin Mountain," an indirect subsidiary of Peter Kiewit & Sons, Inc., Omaha, Nebraska). The Agreement is for an initial term of 10 years, with an option to renew for an additional ten year term. Twin Mountain has the right to take 600,000 tons of volcanic cinders during the initial term, and 600,000 more tons during the additional term, which Twin Mountain will process and sell primarily as decorative rock. The material will be removed from the original cinder deposit, not the stockpiled material.

     The agreement provides Twin Mountain will pay minimum annual rental payments of $22,500 for the initial term and $27,500 per year for the additional term. Twin Mountain is also obligated to pay us a monthly production royalty for all material removed from the premises: The greater of 5% of gross sales f.o.b. Pisgah, or $.80 per ton for material used for block material; plus 10% of gross sales f.o.b. Pisgah for all other material. Against these payments, Twin Mountain will be credited for minimum royalty payments previously made.


     Twin Mountain is current in payments, which are pledged to service company debt (see below). Twin Mountain has not yet removed any material from the property and has indicated that it is unlikely it will do so until about 2003. Twin Mountain does not have the right to remove or extract any precious metals from the property; it does have the right to remove cinder material which could contain precious metals (and Twin

Mountain would have title to the removed cinder material), but it cannot process the materials for precious metals either on or off site.

     Mining and reclamation permits, and an air quality permit have been issued by the California regulatory agencies in the names of both Twin Mountain and the company. We posted a cash bond in the amount of $1,379 (1% of the total bond amount) and Twin Mountain has posted the remainder of the $137,886 bond. If Twin Mountain defaults, we would be responsible for reclamation of the property, but reclamation costs incurred in that event would be paid in whole or part by the bond posted by us and Twin Mountain. Reclamation costs are not presently determinable.

     PISGAH PROPERTY - DEBT TRANSACTIONS. In 1998, the company borrowed $100,000 from a private lender. The debt bears annual interest at 8% and is secured by our first deed of trust on the Pisgah property, plus our rights to payments under the Twin Mountain lease. The original maturity date has been extended to June 1, 2002, when the remaining $10,000 principal is due (extended from original maturity date of July 31, 2001). Principal and interest to date have been paid through direct payment of Twin Mountain royalty payments to the lender. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."


     In 2000, we borrowed $300,000 from First Colony Merchant, a second private lender. The debt bears annual interest at 16% (payable semi-annually in May and November), is due November 23, 2005, and is secured by our second deed of trust and assignment of rents (second right to payments under the Twin Mountain lease). For additional consideration, the company granted the lender a five year option to purchase 300,000 restricted shares of common stock, at the lower of $0.65 per share or 50% of the lowest trading price during the month before exercise, payable in cash. The option was exercised in 2000 at $0.52 per share. As further consideration, also in 2000 we issued 45,000 restricted shares of common stock to a corporate affiliate of the lender as a loan placement fee.

     By subsequent agreement in 2001 with the second lender, the $24,000 interest payment due May 2001 was not paid but was added to principal and was due when the November 2001 interest payment was due (total amount due in November was $48,000). For this forbearance of interest due, we granted the lender an option through November 19, 2001 to purchase restricted shares in the amount of $24,000 plus 16% interest to exercise date, divided by 50% of the lowest stock price from November 23, 2000 through November 19, 2001, However, the November 2001 interest ($48,000) was not paid in 2001.

     On November 27, 2001, we borrowed $25,000 from First Colony Merchant. The loan bears interest at 6% per annum and matures May 27, 2002. An additional $15,000 was borrowed from First Colony Merchant on December 28, 2001. This loan bears interest at 6% and matures June 28, 2002.


     In January 2002, we reached a further agreement with the second lender, under which the total of $48,000 interest which was due in November 2001 was paid by the company issuing 309,677 restricted shares of common stock. The number of shares was determined by dividing $48,000 by $0.155 (50% of the lowest trading price between the original loan date (November 23, 2000) and January 25,
2002).

     OWL CANYON - S & S JOINT VENTURE


     In 1996, the company entered into a Joint Venture Agreement with the Schwarz family covering approximately 425 acres of unpatented placer and lode mining claims in the Silurian Hills of California, known as Owl Canyon. The S & S Joint Venture has since increased its holdings to 740 acres of lode claims and a five acre mill site claim. These claims are deemed to be prospective for precious metals and some base metals. The property is located approximately 23 miles northeast of Baker, California, accessible by 23 miles of paved and dirt road. The company and the Schwarz family each have a 50% interest in the venture which is operated by a management committee, comprised of our president and Ms. Robin Schwarz, a member of the Schwarz family and also a sub-contractor to Can-Cal who provides secretarial services. Approval by both the company and the Schwarz family is required to pass resolutions and conduct venture business. In the event of a tie vote, the matter would be decided by the company's corporate counsel (William Fishman).

     Holding costs are approximately $3,809 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.

     Pursuant to the Joint Venture Agreement, we are funding the venture's operations. Any income from the venture will first be paid to the company to repay funds advanced to the venture or spent on its account, with any additional income divided 50% to the company and 50% to the Schwarz family.

     As the acquisition price of its 50% interest in the S & S Joint Venture, the company issued 500,000 restricted shares of common stock to the Schwarz family. As of December 31, 2000, the company had spent approximately $1,219,700 in the venture, however, the carrying value of this investment is $19,000 (see the financial statements), which represents the value of stock issued to buy the 50% in 1996. The balance of $1,200,700 represents exploration expenditures on this property.

     The venture owns the following equipment and facilities, all of which is used but operational:

Equipment                                      Purpose
---------                                      -------

Refurbished 8-level screen classifier          Separate various grades of materials
Six concentrate tables                         Separate the various fraction sizes and any precious
                                               metals contained therein.
780 square foot building                       Building protects equipment and workers from weather
600 square foot living quarters                Sleeping and Eating Quarters for Workers
Fire assay furnace                             To enable us to perform in house analysis.
2 smelting furnaces                            For smelting concentrates into precious metals
Impact Mill                                    Used for crushing rock
Front end loader                               Fixing roads, loading dump truck, loading equipment
D-7 Cat Bulldozer                              Building roads, moving large equipment
TD-14 International track loader               Building roads on side of mountain and handling bulk
                                               material.
5-yard dump truck                              Hauling rock to the millsite for processing
20' x 5' ball mill                             For grinding material to liberate the precious metals
Portable 700 gallon water tank                 Hauling water for various areas
Screening system                               Processing of placer material and reducing material to
                                               a finer mesh.
Several platforms                              Accessing equipment
Sediment tanks, with two 3,000 gallon tanks    Storage for water, waiting to be recycled


Run by pumps                                   Used to recycle water used for concentrating shaker
                                               tables
Plumbing and PVC                               Move water on and within the property
Air compressors                                To operate and clean equipment.
One drill rig                                  Drill core samples for testing
One air track drilling rig with 100' of steel  Drill samples at different depths for testing
One Pionjar Core Plugger                       To extract core samples from various targets
                                               for analyses.
Rebuilt engines and new engines                On standby to ensure no downtime
                                               will affect future productivity.
Generating power plant                         To create electricity to operate our equipment.

     New roads have been constructed throughout the canyon to allow accessibility to the various deposits. Also, the venture spent approximately $32,000 to clean up all areas of the property to the BLM's satisfaction.

     Power is supplied by an on-site generator. Substantial operations would require paying for installation of a power line to the site from several miles away.

     GEOLOGY OF OWL CANYON.

     The Owl Canyon property is dominated by an abundance of Precambrian and Paleozoic rocks. The Precambrian is comprised of an older and abundant group of foliated metasedimentary rock and gneiss and generally course-grained to porphyritic textured, variably colored, granite. The younger Precambrian rocks are marien clastic sedimentary rocks which may contain fine-grained clastics and carbonate rocks. This thick Precambrian section is known as the Pahrump Group or series. The older Precambrian gneissic-granite complex is in minor fault contact with the grey colored Pahrump Group. Massive beds of dolomite occur in the formation, which is light buff or grey in color in contrast to the less abundant blue-grey to white limestone. These interbeds are unfollilferious, estimated to be 2,500 feet thick. The high-angle faulting in a north-south direction or trend would appear to be host to the mineral carrying solutions within the property.

     Plans are presently under review to apply or to make application for required permits and set up a small gravimetric test circuit utilizing much of the equipment already established on this site. Capital cost for further drilling and testing is estimated to be $225,000. Such costs would be funded from stock sales to Dutchess and DRH in excess of the initial $2,700,000 we may receive from them (see "Use of Proceeds").

     TESTING. We have performed both external and in-house fire assays on material from the Owl Canyon property, sending both trench and rock samples to independent laboratories, confirming our in house results. In order to determine if those values continued below the surface, approximately 15 tons of material was removed to a depth of 3 to 4 feet to expose a continuation of one of the veins. Samples were removed from this material by Bruce Ballantyne and analyzed by Cone Geochemical, Inc. with the following results.

     Sample ID                   Location              Assay Results
     ---------                   --------              -------------

     SQHO                        Owl Canyon            0.577 oz/ton  gold
                                                       86.0 oz/ton silver

     SQ Rock 3                   Owl Canyon            0.559 oz/ton  gold
                                                       19.8 oz/ton silver

     SQH 0300                    Owl Canyon            1.396 oz/ton  gold
                                                       311.0 oz/ton silver

     SSQ Head Ore Screen         Owl Canyon            0.690 oz/ton   gold
                                                       118.0 oz/ton silver

     8FTSOQ 11-24                Owl Canyon            1.351 oz/ton gold
                                                       66.5 oz/ton silver

     A 25 foot core hole was drilled at the base of the mountain which yielded these gold and silver results over a 3 foot section:

     CDH#1/20-23'                Owl Canyon            1.08 oz/ton gold /
                                                       9.72 oz/ton silver


     Cone Geochemical, established in 1978, is a closely held corporation specializing in the analysis of geologic materials for element composition, which, until recently had an analytical laboratory located in Lakewood, Colorado. John S. (Steve) Cone is president and general manager of Cone Geochemical and now works as a consultant to the industry. Mr. Cone has over 30 years experience in analysis of geologic materials. Prior to establishing Cone Geochemical, Mr. Cone was employed as laboratory manager, Barringer Research, Denver, CO (1978); assistant laboratory manager, Analytical Laboratory, Colorado School of Mines Research (1977); laboratory manager, Geochemical Research and Laboratory Division, Kennecott Exploration Services, Salt Lake City, UT; and worked as an analyst from 1966 to 1974 after serving three years in the armed forces.


     A detailed structural and geologic mapping survey has been completed on the property, indicating some zones in certain areas are suitable exploration targets. Currently, work on this property has been suspended while evaluation work at Pisgah, California continues. This property is without known reserves and future work would be exploratory in nature.

     CERBAT PROPERTY


     On March 12, 1998, we signed a Lease and Purchase Option Agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mohave County, Arizona. The patented claims cover approximately 120 acres. We paid $10,000 as the initial lease payment and are obligated to pay $1,500 per quarter as minimum advance royalties. The company has the option to purchase the property for $250,000, less payments already made. In the event of production before purchase, we will pay the lessor a production royalty of 5% of the gross returns received from the sale or other disposition of metals produced. No work has been performed on this property since 1999. Access is north 15 miles from Kingman, Arizona on Highway 93, east from the historical marker to Mill Ranch, then left three miles to locked gate.


     The country rock is pre-Cambrian granite, gneiss and schist complex. It is intruded by dikes of minette, granite porphyry, diabase, rhyolite, basalt and other rocks, some of which are associated with workable veins and are too greatly serieitized for determination. The complex is also flanked on the west by masses of the tertiary volcanic rocks, principally rhyolite. The mineralized body contains principally gold, silver and lead. They occur in fissure veins, which generally have a north-easterly trend and a steep north- easterly or south-westerly dip. Those situated north of Cerbat wash are chiefly gold bearing while those to the south principally contain silver and lead. The gangue is mainly quartz and the values usually favor the hanging wall. The company has been informed by the owner that the property contains several mine shafts of up to several hundred feet in depth and tailings piles containing thousands of tons of tailings. The property has not produced since the late 1800's.


     The buildings on the property are practically valueless, owing to being in disuse for so many years. Can-Cal is holding this property in abeyance for future operations. This property is without known reserves and future work would be exploratory in nature.

     WIKIEUP PROPERTY

     The Wikieup Arizona property consists of one unpatented lode mining claim namely the Brown Derby #25 located in Section 036, Township 160N and Range 140W. The 20 acre claim is accessed via gravel road just off Highway 93 at the town of Wikieup, Arizona.


     Holding costs are approximately $109.00 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.

     The geology of the area is comprised of Precambrian granoids and gneiss. Outcrop is extensive on the property and rock units include diorite, gabbro and granitic dykes. The company has kept the claim in good standing by submission of the required rental fees. We have conducted very limited geologic examination and surface sampling of the rock units on the property. We presently have no plans to conduct any exploration on this claim as there is no assurance that any mineralization may exist. We are holding this property in abeyance for future exploration.


     LIMESTONE PROPERTY/EROSION CLAIMS

     This property consists of 180 acres of lode and 1280 acres of placer claims on BLM property, prospective for use in cement, located 18 miles southeast of Lucerne Valley, California, off Highway 247. The first 12 miles is paved surface and the next six miles is good dirt road. The deposit is contained in a very large hill, with the deposit rising from the ground level to several hundred and possibly a thousand feet up within the hill. There are dirt roads to the top of the property. The property was previously mined by a cement company which discontinued operations around 1981. There are other companies currently mining limestone deposits in the same general area. This property is presently being held in abeyance for future exploration, as our main focus is on Pisgah and Owl Canyon. We have had discussions with cement companies about selling this property or having a cement company operate it for us, however, there are no current prospects for either sale or third-party operation of this property.


     This property is without known reserves.

     Holding costs are approximately $1,709 per year for county and BLM filing fees, and work must be performed on the property each year to keep title to the claims.

                                   MANAGEMENT

     DIRECTORS AND OFFICERS

     Officers and directors of the company are listed below. Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

      NAME                   AGE       POSITION AND TENURE

      Ronald D. Sloan        61        President and Treasurer since May, 1996
                                       Chairman of the Board since January 2001

      John Brian Wolfe       48        Secretary and a Director since May, 1996

      Barry E. Amies         57        Vice President and Director since
                                       October, 1998

      James Dacyszyn         70        Director since February, 1999

     No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.


     RONALD D. SLOAN. Mr. Sloan has directed the company as President, Treasurer and CEO since May 2, 1996. In 2001 Mr. Sloan was elected Chairman of the board by the Can-Cal board of directors. In these capacities he manages the sub-contractors such as geologists, chemists, laboratory and office staff to achieve the analytical confirmation the company requires in order to realize success in the resource industry. During the past twenty five years Mr. Sloan has been an entrepreneur as an owner and operator of several companies including: Atlas Insurance Adjusters Ltd, partner/president from 1977 to 1978; United Auto Parts, senior manager, parts sales and distribution, approximate staff of 100 from 1979 to 1984; Save-On Auto Parts Ltd., shareholder, president, secretary, parts sales and distribution, approximate staff of 40 from 1985 to 1989; Knight Auto Recyclers Ltd., owner/president, parts sales and distribution from 1990 to 1995; Scotmar Industries Ltd., D.B.A. Truck City Inc., senior management, parts sales and distribution from 1990-1995. Mr. Sloan spends his full time on the company's business. Mr. Sloan has no professional or technical credentials in the metals mining industry.

     JOHN BRIAN WOLFE. Since 1984, Mr. Wolfe has owned Wolfe & Associates Appraisal Services, which appraises damages sustained by vehicles, recreation vehicles, motorcycles and equipment for insurance companies throughout North America. From 1980 to 1984 he appraised damages to automobiles for ICBC (Insurance Corporation of British Colombia). Mr. Wolfe also managed McLaughlin Motors and Brasso Lincoln, both automotive companies where he was in charge of their full operation and payroll from 1977 to 1980. Mr. Wolfe has no direct metal mining experience, or any professional or technical credentials in the metals mining industry, however, he has experience in management affairs. Mr. Wolfe spends approximately 30 hours per month on the company's business.

     BARRY E. AMIES. Mr. Amies has extensive experience in financing, insurance and mining. He started Baron Insurance Agencies Ltd. in 1968 and built it from a one-man operation to 45 employees, when he sold the company in 1994. He also started Baron Financial, which was added to the insurance business to incorporate financial investments. After the sale of Baron Insurance Agencies Ltd. in 1994, Mr. Amies was retained as the General manager of the company until 1998. From 1998 to present Mr. Amies worked at the capacity of president/owner of Landing Insurance Agency. Since 1980, Mr. Amies has been President of Zalmac Mines, Ltd., which has properties in Canada prospective for gold, silver, molybdenum, and other metals. Mr. Amies has no professional or technical credentials in the metals mining industry. Mr. Amies spends approximately 80 hours per month on the company's business.

     JAMES DACYSZYN. Mr. Dacyszyn is a Canadian citizen who is semi-retired, owns and operates several concrete transit mix plants and gravel operations in central Alberta, Canada. He has no precious metal mining experience, or any professional credentials in the metals mining industry, but he does have extensive experience in Materials Engineering and holds a bachelor's degree in Civil Engineering. From 1954 to 1971 he managed a laboratory which tested gravels, asphalts, paints and coordinating quality control tests on earthwork. Mr. Dacyszyn also drilled and evaluated more than 500 gravel deposits in the Province of Alberta and has vast knowledge in crushing rock. From 1982 to 1995 he managed several concrete mixing plants and gravel operations, also producing aggregates as owner/operator. The companies are now being managed by his son, a professional engineer, and Mr. Dacyszyn is retained in a consulting capacity. Mr. Dacyszyn spends approximately 70 hours per month on the company's business.


EXECUTIVE COMPENSATION

     During 1999 and 2000 no officer or director received any compensation and no officer or director has any options or other rights to purchase any shares of the company. They are reimbursed for out of pocket expenses incurred on behalf of the company or miscellaneous expenses as a result of services performed for the company as directors. Ronald Sloan, a resident of Vancouver, British Columbia, spends all of his time on the company's business. The company pays for the costs of maintaining an apartment in Las Vegas which Mr. Sloan uses and which other persons transacting business with the company use and also serves as a company office. There are no director's fees.

     In the third quarter of 2001, the company agreed to pay Mr. Sloan a salary of $60,000 per year. The company has been accruing $5,000 a month plus payroll taxes to cover this obligation. He does not have a written employment agreement.

     The board members do not have any stock options or similar plans, annuities, pension, retirement incentive, deferred compensation or any arrangements whereby they have been paid or may receive compensation.


     COMPENSATION TO CONSULTANT. As of January 8, 2001 we retained Mr. S. Bruce Ballantyne as a consultant to advise and assist on a daily basis principally with respect to evaluation of the Pisgah property and its volcanic cinder material. Mr. Ballantyne's compensation was $1,700 per week. In addition, we agreed to grant him, if we were producing or able to produce precious metals from the Pisgah property on an economic basis during the term of the agreement or any extension, an option to purchase up to 40,000 restricted shares of common stock. The agreement also provided for the issuance to him of 10,000 restricted shares of common stock. Mr. Ballantyne is no longer a consultant to the company (as of November 1, 2001) and the option was not granted to him, nor (by oral agreement with Mr. Ballantyne) are the 10,000 shares to be issued to him.

     Mr. Ballantyne is president and owner of YKNAU RESOURCES, INC., an economic geology and applied geochemistry exploration service and consulting firm in Vancouver, British Columbia. The firm advises and implements mineral exploration programs for major and mid-tier producers as well as junior mining companies and prospecting syndicates. Mr. Ballantyne received a Bachelors Degree with a major in Earth Science from the University of Guelph in 1973. His firm was under exclusive contract to Eldorado Gold Corp from 1996 to December, 1997. While with Eldorado, he was Senior Geochemist and member of their Vancouver Exploration Dept., responsible for exploration activities for gold and copper in Mexico, Brazil, Turkey, West Africa and Argentina.


     Mr. Ballantyne was employed as an Applied Geochemist by the federal Department of Natural Resources Canada at the Geological Survey of Canada in Ottawa for 23 years, from 1973 to 1996. As a member of the GSC's Mineral Resources Division, Resource Geophysics and Geochemistry Section, his scientific career included programs in Nova Scotia, NWT, Alberta, British Columbia and the Yukon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information about beneficial ownership of our common stock as of the date of this prospectus by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and directors with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934. Based on those Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as noted. Shares shown as owned by Mr. Amies include 54% of the shares held by a family partnership owned by his wife and adult children; the balance of shares (46%) are owned beneficially by the adult children. Shares shown as owned by Mr. Dacysyzn include shares held by a family company as to which he exercises beneficial ownership; the balance of shares in the family company are beneficially owned by an adult son.

                       NAME AND ADDRESS OF       AMOUNT AND NATURE OF
TITLE OF CLASS         BENEFICIAL OWNER          BENEFICIAL OWNER         PERCENT OF CLASS

Common stock, par      Ronald D. Sloan                785,431                    7.8%
 value $.001           4312-212 Street
                       Langley, B.C. Canada

Common stock, par      John Brian Wolfe,              785,431                    7.8%
value $.001            3157 Silver throne Drive
                       Coquitlam, B.C. Canada

Common stock, par      Barry E. Amies                 153,535 (1)                1.5%
value $.001            14198 Tamarack Drive
                       Vernon, B.C., Canada

Common stock, par      James Dacysyzn                 665,500 (2)                5.1%
value $.001            #64, 9703-41 Avenue
                       Edmonton, A.B., Canada

Common stock, par      All Officers and Directors     2,391,807                 22.2%

value $.001            as a group



(1)  shares are owned by Mr. Amies family partnership (Amies Holdings Ltd.).


(2) 470,000 shares are owned directly by Mr. Dacysyzn and 195,500 shares are owned by a family company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     LOANS BY OFFICERS


     The company borrows money from Mr. Sloan when operating capital is needed. The borrowings are unsecured and repayments are made at the company's discretion. Interest is computed at prime +1%. Activity for this note in 2000 and through September 30, 2001 is summarized as follows:

                                          September 30,         December 31,
                                              2001                  2000
                                          -------------         ------------

     Principal balance, beginning         $    114,745          $    14,839

      Additional borrowings                     65,252              152,289

     Principal repayments                      (61,473)             (52,383)
                                          ------------          -----------

     Principal balance, ending            $    118,524          $   114,745
                                          ============          ===========

     Brian Wolfe, a director, has loaned the company $6,313, maturing July 2002, bearing interest at 7.5%. Robin Schwarz has loaned the company $21,600, bearing interest at 20.74%, due on demand. Mr. Wolfe's and Ms. Schwarz's loans are unsecured.

     PURCHASE OF STOCK

     From time to time we have sold stock to directors or their affiliates, to raise operating capital. These transactions were not negotiated at arms-length. Prices were determined by the board of directors based on market prices at which the stock then was trading, less a discount for rule 144 investment restrictions. The directors to whom stock was sold took part in the board discussions to determine the stock prices.


     Mr. Amies' family partnership purchased restricted shares of common stock from the company as follows:


                                                             Percent Discount
      Date         Number of Shares          Price           From Market Price
      ----         ----------------          -----           -----------------

     10-28-98          63,000            $.50 per share            6.0%
     12-24-98          38,571            $.35 per share            6.6%
     02-18-99          62,500            $.40 per share           36.0%
     05-14-99          15,000            $.50 per share           36.0%
     06-22-99          50,000            $.50 per share           57.0%
     03-09-00          21,000            $.75 per share           50.0%

     A family company controlled by Mr. Dacyszyn has purchased restricted shares of common stock from the company as follows:

                                                             Percent Discount
      Date         Number of Shares          Price           From Market Price
      ----         ----------------          -----           -----------------

     12-24-98         200,000            $.35 per share            6.6%
     02-18-99          70,000            $.40 per share           36.0%
     05-14-99         100,000            $.50 per share           36.0%
     06-22-99          60,000            $.50 per share           57.0%
     03-09-00         134,000            $.75 per share           50.0%

     Mr. Dacyszyn, for his own account, purchased 100,000 restricted shares of common stock in 1998, at $.45 per share, representing a discount of 40% from the market price on July 18, 1998.

     In 1999 and 2000, Joseph Reschreiter, a former director, purchased restricted shares of common stock, as follows.

                                                             Percent Discount
      Date         Number of Shares          Price           From Market Price
      ----         ----------------          -----           -----------------

     06-22-99          32,000            $.50 per share         57.0%
     06-22-99          10,000            $.50 per share         57.0%
     03-02-00          45,000            $.75 per share         50.0%


                              SELLING SHAREHOLDERS


     This prospectus covers the offer and sale by the holders or future holders of up to 5,120,947 shares of common stock held or to be purchased by certain shareholders, which includes (i) up to 4,000,000 shares that may be sold to Dutchess Fund and DRH under the Investment Agreement; and (ii) 643,059 shares presently issued and outstanding which are held by Dutchess Fund, May Davis Group, Inc., Dutchess Advisors, Ltd., and Joseph B. LaRocco, attorney for Dutchess Fund and DRH. Each of these entities (but not Mr. LaRocco) are underwriters of this offering.


     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act. See "Risk Factors."


     The following information has been provided to us by the selling shareholders, and states ownership data for each person who is or might become a selling shareholder. As shown in footnote (1) below, except for the total 843,059 shares issued and outstanding which are held by Dutchess Fund, Dutchess Advisors, Ltd., May Davis Group, Inc., and Joseph B. LaRocco, all numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date and assume the 4,000,000 shares of stock covered by this prospectus are sold to Dutchess Fund and DRH under the Investment Agreement (50% to each). There are 14,919,415 shares issued and outstanding on a pro forma basis as of prospectus date, including 200,000 shares which we have agreed to issue to National Financial Communications Corp. and 200,000 shares issuable on exercise of three year options at $1.00 per share.


                                       Number of       Number of Shares
                                       Shares of        of Common Stock                   Percent Owned
Name and Address                     Common Stock         Registered         Prior to        After
of Beneficial Owner                      Owned             For Sale         Offering(1)   Offering(1)
-------------------------------------------------------------------------------------------------------

Dutchess Private                      2,375,757(2)       2,376,757(2)         16.6%           0
Equities Fund Ltd. (3)
100 Mill Plain Road, 3rd Floor
Danbury, CT 06811

DRH Investment                        2,300,000(2)       2,300,000(2)         16.5%           0
Company, LLC. (3)
578 Post Road East
Westport, CT 06880

Dutchess Advisors, Ltd. (3)           227,272            227,272               1.5%           0
100 Mill Plain Road, 3rd Floor
Danbury, CT 06811


May Davis Group, Inc. (3)             303,030            303,030               2.0%           0
120 Broadway, 28th Floor
New York, New York 10271


Joseph B. LaRocco, Esq.               37,000             37,000                 *             0
49 Locust Ave., Suite 107
New Canaan, CT 06840

National Financial                    200,000(4)         400,000(4)            2.7%           0
Communications Corp.
1040 Great Plain Avenue
Needham, MA 02492

Scooter Investments, Ltd.(5)          30,000             30,000                 *             0
30-11100 Railway Ave.
Richmond, British Columbia V7E 2B9

Keith Balcaen                         27,888             27,888                 *             0
9933 Hill Drive
Vernon, British Columbia V1B 3C8

Pat Heron                             20,000             20,000                 *             0
246 Greenoch Crescent
Edmonton, Alberta
Canada T6L 1B4

*    Less than 1%.

(1)  Assumes all shares are sold by the selling shareholder.

(2) Based on shares owned at prospectus date (75,757 shares for Dutchess Fund, 227,272 shares for Dutchess Advisors, Ltd., no shares for DRH) plus 2,000,000 shares which may be sold under the Investment Agreement to each of Dutchess Fund and DRH.


                                       39





(3) Dutchess Fund and DRH, investors under the Investment Agreement, are statutory underwriters under section 2(a)(11) of the 1933 Act. The principals of Dutchess Fund are Dutchess Capital Management LLC, its general partner, and Michael A. Novielli and Douglas H. Leighton, managing members and principal owners of the general partner. Mr. Novielli and Mr. Leighton exercise voting and investment power over the company's shares owned by Dutchess Fund. The principals of DRH are David Danovitch, Alfred Hahnfeldt and Hunter Singer; these individuals exercise voting and investment power over the company's shares owned by DRH. The principals of Dutchess Advisors, Ltd., advisor to Dutchess Fund, are Michael A. Novielli and Douglas H. Leighton. These individuals exercise voting and investment power over the company's shares owned by Dutchess Advisors. May Davis Group, Inc. is a statutory underwriter of this offering under section 2(a)(11) of the 1933 Act. The principals of May Davis Group are Owen May, chairman, and Kevin Davis, president. Mr. May and Mr. Davis exercise voting and investment power over the company's shares owned by May Davis Group, Inc. See "Financing Transactions - Investment Agreement" above, and "Plan of Distribution" below.

(4) Includes 200,000 shares we have agreed to issue, and 200,000 shares issuable on exercise of three year options at $1.00 per share. See "Financing Transactions - Public Relations Agreement." NFC is not an underwriter of this offering.


(5) A cash investor who bought restricted stock, and who is not an affiliate of the company.

        The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O    short sales;

     O broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under rule 144, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. and their affiliates (for Dutchess Fund, Dutchess Advisors, Ltd. and Dutchess Management LLC) are each an "underwriter" under section 2(a)(11) of the 1933 Act, in connection with the resale of common stock under the Investment Agreement. Dutchess Fund and DRH will pay us 93% of the market price for our common stock, determined in accordance with the Investment Agreement (see "Financing Transactions - Investment Agreement"). The discount on the purchase of the common stock to be received by them will be an underwriting discount. We retained May Davis Group, Inc. as placement agent in connection with the financing facility under the Investment Agreement. May Davis Group, Inc. will be paid a commission of 3.5% of each investing transaction by Dutchess Fund and DRH under the Investment Agreement. This cash commission is in addition to the 303,030 shares of common stock issued to May Davis Group, Inc. as a placement fee under the terms of the Investment Agreement upon its execution on October 4, 2001. Dutchess Advisors, Ltd. is acting in an advisory capacity to Dutchess Fund and the company has agreed to pay Dutchess Advisors, Ltd. as its advisory fee 3.5% of each investing transaction and has issued 227,272 shares of common stock to Dutchess Advisors, Ltd. The company also has issued 75,757 shares of common stock to Dutchess Fund as an inducement to enter into the Investment Agreement.

     Other selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.

     We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling shareholders. The company has agreed to indemnify certain selling shareholders

(Dutchess Fund, DRH, and Dutchess Advisors) against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable.

     Upon the company being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to rule 424(b) under the 1933 Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     We have advised the selling shareholders that the anti-manipulative provisions of the Securities and Exchange Commission's regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of the shares offered under this prospectus. Regulation M provides that any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling shareholders will be subject to other provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales by the selling shareholders.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


     We are authorized to issue 15,000,000 shares of common stock ($.001 par value).

     Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Cumulative voting is not permitted in elections of directors or otherwise. The presence in person or by proxy of the holders of a majority of the outstanding common stock is required to constitute a quorum at any shareholders meeting. If a quorum is present, proposals are passed if approved by the holders of a majority of the votes present, except for substantive corporate matters (such as a merger, sale of assets or amendment to articles of incorporation, which matters must be approved by the holders of a majority of outstanding shares under Nevada law). In addition, if there is preferred stock outstanding, the holders of the preferred stock would be entitled to vote as a separate class on such substantive corporate transactions.

     A minimum of 10 days notice is required to be given for any shareholders meeting.


     Our board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of its present shareholders and which may dilute the book value of the common stock.

     Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.


     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends and do not intend to pay dividends in the foreseeable future.


PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of preferred stock ($.001 par value). The board of directors has authority, without action by the shareholders, to issue preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Preferred stock may carry rights superior to those of the common stock. No series of preferred stock has been authorized, and no shares of preferred stock have been issued.

     Reference is made to our certificate of incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to the registration statement on Form SB-2. Reference is also made to applicable statutes of the state of Nevada for laws concerning rights of shareholders.

WARRANTS


     Warrants have been issued to a Canadian investor to purchase 40,000 restricted shares at $0.35 per share expiring on October 10, 2003; and warrants to purchase a total of 36,000 shares have been issued to three investors (one Canadian resident, and two private companies controlled and owned by Canadian residents) for $0.35 per share, expiring on January 8, 2004. The purchase price of $0.35 per share represents a discount of approximately 50% from market prices at the time of issuance.


     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                                LEGAL PROCEEDINGS

     The company is not a party to current litigation and no notice of possible claims against the company has been received.

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for us by The Law Office of Stephen E. Rounds, Denver, Colorado. Dutchess Private Equities Fund and DRH Investment Company LLC are represented in connection with the Investment Agreement by Joseph B. LaRocco, New Canaan, Connecticut. Mr. LaRocco owns 37,000 shares of common stock in the company.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and for the 24 months then ended, and unaduited financial statements for the nine months ended September 30, 2001 and 2000, have been included in this prospectus in reliance on the report of Murphy, Bennington & Co., Las Vegas, Nevada. Their reports are included upon the authority of such firm as experts in accounting and auditing.

                             CAN-CAL RESOURCES, LTD.



                          INDEX TO FINANCIAL STATEMENTS



FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999                            PAGE

INDEPENDENT AUDITORS' REPORT                                                 46

FINANCIAL STATEMENTS:
        Balance sheets                                                       47
        Statements of operations                                             48
        Statements of changes in stockholders' deficit                       49
        Statements of cash flows                                             50
        Notes to financial statements                                     51-59

SUPPLEMENTARY SCHEDULE:
        Supplemental schedule I-- Costs and expenses                         60


         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


INDEPENDENT ACCOUNTANTS' REPORT                                              61

FINANCIAL STATEMENTS:
        Interim balance sheets                                               62
        Interim statements of operations                                     63
        Interim statements of changes in stockholders' deficit               64
        Interim statements of cash flows                                     65
        Notes to interim financial statements                             66-69

SUPPLEMENTARY SCHEDULE:
        Supplemental schedule I-- Costs and  expenses                        70

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada

In our opinion, the accompanying restated balance sheets of Can-Cal Resources, Ltd. (a Nevada corporation) as of December 31, 2000 and 1999, and the related restated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects the financial position of Can-Cal Resources, Ltd. at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


As more fully described in Note 14, the Company restated its financial statements for the year ended December 31, 2000 to expense previously capitalized costs.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 14 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


 /s/ Murphy, Bennington & Co.

Las Vegas, NV
January 14, 2001

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

DECEMBER 31, 2000 AND 1999
(ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)



ASSETS                                                                   2000             1999
                                                                     ------------     -----------
                                                                    (As Restated)
CURRENT ASSETS:
        Cash                                                         $   510,800      $    51,800
        Notes receivable, related parties (Note 2)                        48,100           44,700
        Prepaid expenses                                                    --              1,200
        Current portion of note receivable                                53,000           48,000
                                                                     -----------      -----------
           Total current assets                                          611,900          145,700

PROPERTY AND EQUIPMENT, NET (NOTES 1 AND 3)                               72,400           61,400

OTHER ASSETS (NOTE 4)                                                     17,300           95,300

LONG-TERM INVESTMENTS (NOTE 5)                                            19,000          586,100
                                                                     -----------      -----------
                                                                     $   720,600      $   888,500
                                                                     ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
        Bank overdrafts                                              $    14,200      $      --
        Accounts payable                                                  51,300            7,100
        Accrued expenses                                                  33,800           56,300
        Notes payable, current portion                                    32,500            6,800
                                                                     -----------      -----------
           Total current liabilities                                     131,800           70,200

NOTE PAYABLE, (NOTE 6)                                                   300,000           55,000

NOTES PAYABLE, RELATED PARTIES (NOTE 7)                                  119,200           14,800
                                                                     -----------      -----------
                                                                         551,000          140,000
                                                                     -----------      -----------

STOCKHOLDERS' EQUITY:
        Common stock, $.001 par value; authorized, 15,000,000
            shares; issued and outstanding, 9,372,791 and
           8,253,783 shares respectively                                   9,400            8,200
        Preferred stock, $.001 par value; authorized, 10,000,000
           shares; none issued or outstanding                               --               --
        Additional paid-in-capital                                     3,408,600        2,460,200
        Accumulated deficit                                           (3,248,400)      (1,719,900)
                                                                     -----------      -----------
                                                                         169,600          748,500
                                                                     -----------      -----------

                                                                     $   720,600      $   888,500
                                                                     ===========      ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS


YEARS ENDED DECEMBER 31, 2000 AND 1999 (ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)

                                                                        2000              1999
                                                                    -------------     -----------
                                                                    (As Restated)
SALES
        Mining revenue                                               $      --        $     3,700
        Rental revenue                                                    22,500             --
                                                                     -----------      -----------
                                                                          22,500            3,700
                                                                     -----------      -----------

COSTS AND EXPENSES (NOTE 14)                                           1,615,700          614,600
                                                                     -----------      -----------

LOSS FROM OPERATIONS                                                  (1,593,200)        (610,900)

OTHER INCOME (EXPENSES):
        Other income                                                      10,300             --
        Gain on sale of equipment                                         20,300             --
        Interest income                                                   12,300            7,200
        Interest expense                                                 (15,700)          (9,100)
                                                                     -----------      -----------

NET INCOME(LOSS) FROM CONTINUING OPERATIONS                           (1,566,000)        (612,800)
                                                                     -----------      -----------

INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
        Income (loss) from discontinued
           automobile salvage division                                      --            174,300
        Gain on disposal of automobile
           salvage division (net of taxes)                                  --            116,400
                                                                     -----------      -----------

NET INCOME (LOSS)                                                    $(1,566,000)     $  (322,100)
                                                                     ===========      ===========


NET INCOME (LOSS) PER SHARE OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS:

BASIC EPS
        Net loss from continuing operations                          $     (0.17)     $     (0.04)
                                                                     ===========      ===========
        Weighted average shares outstanding                            8,811,282        7,907,054
                                                                     ===========      ===========

DILUTED EPS
        Net loss from continuing operations                          $     (0.17)     $     (0.04)
                                                                     ===========      ===========
        Weighted average shares outstanding                            8,811,282        7,907,054
                                                                     ===========      ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 2000 AND 1999 (ROUNDED TO THE NEAREST HUNDRED, EXCEPT SHARE DATA)



                                                                            ADDITIONAL                   CUMULATIVE      TOTAL
                                                                             PAID-IN     ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                                    COMMON STOCK             CAPITAL       DEFICIT       ADJUSTMENT      EQUITY
                                               -----------------------    ------------  ------------   ------------   ------------
                                                 SHARES       AMOUNT                    (As Restated)
                                               ----------   ----------

BALANCE, DECEMBER 31, 1998                      7,005,161   $     7,000   $ 1,887,600   $(1,397,800)   $     8,500    $   505,300
  Issuance of common stock                      1,248,621         1,200       572,600          --             --          573,800
  Foreign currency translation                       --            --            --            --          (11,800)       (11,800)
  Realized foreign currency translation loss         --            --            --            --            3,300          3,300
  Net income (loss) for the year                     --            --            --        (322,100)          --         (322,100)
                                              -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1999                      8,253,782         8,200     2,460,200    (1,719,900)          --          748,500
  Issuance of common stock                      1,119,009         1,200       948,400          --             --          949,600
  Prior period adjustment (Note 12)                  --            --            --          37,500           --             --
  Net income (loss) for the year                     --            --            --      (1,566,000)          --       (1,566,000)
                                              -----------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 2000                      9,372,791   $     9,400   $ 3,408,600   $(3,248,400)   $      --      $   132,100
                                              ===========   ===========   ===========   ===========    ===========    ===========





The accompanying notes are an integral part of these consolidated financial statements.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31, 2000 AND 1999
(ROUNDED TO THE NEAREST HUNDRED)

                                                                  2000           1999
                                                             -------------   ------------
                                                             (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                     $(1,566,000)    $  (322,100)
    Adjustments to reconcile net income to net cash
    provided by operating activities:
        Depreciation                                              31,000          18,700
        Bad debt expense                                          53,300         152,100
        Gain on disposal                                         (20,000)       (116,400)
        Impairment loss on mining properties                     603,500            --
        Undistributed earnings of affiliate                         --          (174,300)
        Gain on foreign currency translation                        --             8,500
        Cumulative effect of change in income recognition         37,500            --
        Changes in operating assets and liabilities:
         (Increase) decrease in accounts receivable               (3,400)         (4,000)
         (Increase) decrease in inventories                         --               100
         (Increase) decrease in prepaid expenses                   1,200            --
         (Increase) decrease in other assets                     (10,300)           --
         Increase (decrease) in accounts payable and
           other current liabilities                              35,700          34,100
                                                             -----------     -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                (837,500)       (403,300)
                                                             -----------     -----------
CASH FLOW FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                           (42,000)        (57,400)
    Sale of equipment                                             20,000          65,300
    Loan to an individual                                         (5,000)           --
                                                             -----------     -----------
NET CASH PROVIDED BY INVESTING ACTIVITIES                        (27,000)          7,900
                                                             -----------     -----------
CASH FLOW FROM FINANCING ACTIVITIES:
    Increase (decrease) in related party debt                    104,400        (148,500)
    Principal payments on note payable                           (30,500)        (55,200)
    Proceeds from issuance of common stock                       949,600         574,000
    Proceeds from debt issuance                                  300,000          35,300
                                                             -----------     -----------
NET CASH USED BY FINANCING ACTIVITIES                          1,323,500         405,600

NET INCREASE (DECREASE) IN CASH                                  459,000          10,200
CASH AT BEGINNING OF YEAR                                         51,800          41,600
                                                             -----------     -----------
CASH AT END OF YEAR                                          $   510,800     $    51,800
                                                             ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
    Interest                                                  $          -      $          -
                                                              ==============    ==============
    Income taxes                                              $          -      $          -
                                                              ==============    ==============




              The accompanying notes are an integral part of these
                       consolidated financial statements.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization and nature of business:

     Can-Cal Resources, Ltd. ( the "Company") is a corporation formed under the laws of the State of Nevada on March 22, 1995. The company is engaged in the precious metal processing industry and other investment opportunities.

     Company's activities and operating cycle:

     In the course of its activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. The Company plans to continue to fund its operations with various types of financing including borrowings and sales of stock, and, in the longer term, revenues from sales. The Company's ability to continue as a going concern is dependent upon future financing and ultimately upon achieving profitable operations.

     Revenue recognition:


     Precious metals sales are recognized when delivery has occurred, title passes and pricing is either fixed or determinable. All precious metal sales are made in accordance with standard sales contracts that the Company enters into with third parties.


     Rental revenues are recognized on a pro-rata basis over the term of the agreements.

     Basis of accounting:

     The Company prepares its financial statements in accordance with generally accepted accounting principles.

     Cash and cash equivalents:


     Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.


     Property, equipment and depreciation:

     Property and equipment are stated at cost less accumulated depreciation.
       Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The amounts of depreciation provided are sufficient to charge the cost of the related assets to operations over their estimated useful lives.

     The cost of maintenance and repairs is charged to expense as incurred.
       Expenditures for betterments and renewals are capitalized. Upon sale or other disposition of depreciable property, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Property evaluations:

     Long lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If deemed impaired, an impairment loss is measured and recorded based on the fair value of the asset, which generally will be computed using discounted expected future cash flows.


     Undeveloped properties upon which the Company has not performed sufficient exploration work to determine whether significant mineralization exists are carried at original acquisition cost. If it is determined that significant mineralization does not exist, an impairment loss is measured and recorded based on the fair value of the property at the time of such determination.


     Joint ventures:


     Investments in joint ventures in which the company has a 20% to 50% interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.


     Concentration of credit risk:

     A majority of the Company's business activity is with customers primarily located in the metropolitan area of Las Vegas, NV.

     The company maintains multiple cash balances at financial institutions located in Las Vegas, NV. The accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2000, the Company had $ 409,500 in excess of FDIC limits.

     Income taxes:

     The Company accounts for income taxes under Statement of Financial
       Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes. The Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     Reclassifications:

     Certain financial statements from prior years have been reclassified to conform with current year presentation.

     Net income (loss) per share of common stock:

     In 1997 the Company adopted Statement of Financial Accounting Standards No.
       128 ("SFAS 128"), "Earnings Per Share," which sets forth the basis for the computation of "basic" earnings per share and "dilutive" earnings per share. Basic EPS excludes dilution and is computed by dividing income
       (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the earnings of the entity. Diluted EPS is computed on the basis of the weighted-average shares of Common Stock outstanding plus common equivalent shares arising from the effect of cumulative convertible Preferred Stock, using the if- converted method, and dilutive stock options, using the treasury-stock method. All EPS amounts for prior years have been restated to conform to these new standards, and the effect of the restatement was not significant.

2.   NOTES RECEIVABLE (RELATED PARTIES):

     Notes receivable, related parties, at December 31, 2000 and 1999 consisted of the following:

        Note receivable from S&S Joint Venture, a
           joint venture partner unsecured
           interest imputed at 8%, due on demand                     $    28,000   $    28,000
        Note receivable from an individual,
           unsecured, interest
           imputed at 8%, due on demand                                   12,000        12,000

        Accrued interest receivable                                       13,900        10,500
                                                                     -----------   -----------
                                                                          53,900        50,500
        Allowance for uncollectible accounts                               5,800         5,800
                                                                     -----------   -----------
                                                                     $    48,100   $    44,700
                                                                     ===========   ===========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 2000 and 1999 consisted of the following:


                                                                        2000           1999
                                                                     -----------    ----------
       Machinery and equipment                                       $   95,100     $  81,700
       Transportation equipment                                           18,400           --
       Office equipment and furniture                                     14,200         4,000
                                                                     -----------    ----------
                                                                         127,700       85,700
       Less accumulated depreciation                                    (55,300)      (24,300)
                                                                     -----------    ----------
                                                                     $   72,400     $  61,400
                                                                     ===========    ==========

     Depreciation expense for the years ended December 31,2000 and 1999 totaled
       $31,000 and $18,800 respectively.

4.   OTHER ASSETS:

     Other assets at December 31, 2000 and 1999 consisted of the following:


                                                                        2000           1999
                                                                     -----------    ----------
       Note receivable from Tyro, Inc., and principals,
           a corporation, secured by equipment,
           interest accrued at 6% per annum, due on demand            $   53,300     $  53,300
       Deposits                                                            6,800         5,600
       Non-destructive testing supplies                                   10,500            --
       Mining claims                                                          --        36,400
                                                                     -----------    ----------
                                                                          70,600       95,300
       Allowance for uncollectible notes                                (53,300)            --
                                                                     -----------    ----------
                                                                     $   17,300     $  95,300
                                                                     ===========    ==========


5.   LONG-TERM INVESTMENTS:

     Long-term investments at December 31, 2000 and 1999 consisted of the following:


                                                                        2000           1999
                                                                     ----------     ---------
     Pisgah property                                                 $       -      $ 567,100
     Investment in S&S Joint Venture                                     19,000        19,000
                                                                     ----------     ---------
                                                                     $   19,000     $ 586,100
                                                                     ==========     =========


     For further discussion of the Pisgah property, see Note 14 regarding write-downs recorded at December 31, 2000.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

5.   LONG-TERM INVESTMENTS (CONTINUED):


     In 1996, the Company entered into a joint venture agreement with the Schwarz family. The joint venture agreement covers approximately 425 acres of unpatented placer and lode mining claims in the Silurian Hills of California, known as Owl Canyon. The S&S Joint Venture has since increased its holdings to about 745 acres.


     In consideration of a 50% interest in the joint venture, the Company issued
       500,000 restricted shares of common stock and loaned approximately $35,000 to the venture partners.

     The joint venture is accounted for using the equity method of accounting whereby the investment is recorded at cost and is increased or decreased by the Company's pro-rata share of income or losses.

     Currently the Company is focusing its efforts on the Pisgah Property and therefore there is no activity in the joint venture at this time.

6.   NOTES PAYABLE:

     Notes payable at December 31, 2000 and 1999 consisted of the following:


                                                                            2000           1999
                                                                         -----------    ----------
     Note payable to lender; secured by 1st deed of trust; interest
        at 8.00% per annum, matures July 31, 2001                        $   32,500     $   55,000

     Note payable to lender; unsecured; interest
        at prime plus 1.00% per annum, matures September, 2000                     -         5,100

     Note payable to lender, unsecured; interest at prime plus
        1.00% per annum, matures March, 2000                                       -         1,700

     Note payable to lender; secured by 2nd deed of trust; interest
        at 16.00% per annum, matures November 24, 2005                       300,000            --
                                                                         -----------    ----------
                                                                             332,500        61,800
     Less current portion                                                     32,500         6,800
                                                                         -----------    ----------
                                                                         $   300,000    $   55,000
                                                                         ===========    ==========

7.   NOTE PAYABLE, RELATED PARTIES:

     Notes payable, related parties, at December 31, 2000 and 1999 consisted of the following:

                                                                             2000          1999
                                                                         ----------     ---------
     Note payable to shareholder; unsecured; interest
        at prime plus 1.00% per annum, due on demand                     $  114,700     $  14,800

     Note payable to shareholder; unsecured; interest at
        prime plus 1.00% per annum, due on demand                             4,500            --
                                                                         ----------     ---------
                                                                         $  119,200     $  14,800
                                                                         ==========     =========

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

8.   STOCKHOLDERS' EQUITY:

     Common stock:

     February 1, 1999, the Board of Directors approved the Sale of 62,500 shares of Can-Cal common stock to a Board member.

     On February 8, 1999 the Board approved the sale of 70,000 shares of Can-Cal common stock to a Board member.

     On March 1, 1999 the Board approved the issuance of 32,121 shares of Can-Cal common stock in return for services rendered.

     On March 15, 1999 the Board approved the sale of 86,000 shares of Can-Cal common stock to various investors.

     On March 17, 1999 the Board approved the issuance of 40,000 shares of Can-Cal common stock in return for equipment.

     On March 10, 1999 the Board approved the sale 295,500 shares of Can-Cal common stock to various investors.

     On April 1, 1999 the Board approved the sale of 1,000 restricted common stock in return for equipment.

     On July 21, 1999 the Board approved the sale of 357,500 shares of common stock to various investors.

     On August 24, 1999 the Board approved the sale of 274,000 shares of common stock to various investors.

     September 7, 1999 the Board approved the sale of 20,000 shares of common stock to an investor.

     On November 9, 1999, the board approved the issuance of 10,000 shares of common stock to an investor.

     On February 27, 2000, the Board of Directors approved the sale of 500,000 shares of Can-Cal common stock to three of its directors (all of whom reside in Canada), an offshore trust and another person affiliated with the Company.

     On July 3, 2000, the Board of Directors exercised the option to acquire technology related to the extraction and processing of ore and, in accordance with the agreement with the two owners of that technology, issued 200,000 shares of Can-Cal's common stock to them.

     On November 24, 2000, the Company borrowed $300,000 from a lender. As part of the transaction, the Company issued 45,000 shares of its common stock as a loan placement fee and granted the lender an option to purchase up to 300,000 shares of its common stock. On November 24, 2000, the lender exercised its option in full and purchased 300,000 shares of Can-Cal's common stock.

     In July 2000 the Board of Directors authorized the sale of 74,009 shares of its common stock to eight persons, all of whom reside outside the United States. 46,670 shares were sold during the third quarter and the remaining 27,339 shares were sold during the fourth quarter. All of those shares were issued on December 15, 2000.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

9.   STOCK OPTIONS:

     The company has entered into an agreement with a consultant. If the Company is producing or able to produce precious metals from the volcanic cinder material, the Company will grant a three-year option to purchase up to 40,000 shares of its common stock. The exercise price shall be equal to the closing price of the stock on January 8, 2001.

10.  COMMITMENTS AND CONTINGENCIES:

     Lease commitments:

     Facilities:

     The Company has entered into an interim agreement with an individual, to lease a facility in Nye County, Nevada. The agreement stipulates rent of $1,000 per month and includes a purchase option. At December 31, 2000, the parties were finalizing the terms of the agreement.

     Mining Claims:

     The Company has a lease and purchase option agreement covering six patented mining claims in the Cerbat Mountains, Hualapai Mining District, Mohave County Arizona. The Company pays $1,500 per quarter as minimum advance royalties. The Company has the option to purchase the property for $250,000 less payments already made.

     Auto leases:

     The Company entered into three operating leases for automobiles that expire during the year 2000. The monthly lease payments currently total $1,274 per month. Lease payments for the year ended December 31, 2000 totaled $ 14,900.

     The Company leases space for the operations of the Company under an operating lease due to expire in March 2001.

     Minimum future rental payments under these non-cancelable operating leases for each of the next five years and in aggregate are as follows:

       YEAR ENDING
       DECEMBER 31,
       ------------
       2001                                                     $   15,900
       2002                                                          9,500
       2003                                                          3,700
       2004                                                          2,500
       2005                                                             --
       Thereafter                                                       --
                                                                ----------
                                                                $   31,600

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

11.  INCOME TAXES:

     Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The temporary difference that gave rise to the deferred tax asset is primarily as follows:


       Net operating loss carry forward - December 31, 2000              $ 2,915,000
       Net operating loss carry forward - December 31, 1999                  322,100
       Net Operating loss carry forward - December 31, 1998                  353,000
       Net Operating loss carry forward - December 31, 1997                1,044,700
                                                                         -----------
                                                                           4,634,900

       Deferred tax assets                                                   991,200
       Total valuation allowance recognized for deferred tax assets         (991,200)
                                                                         -----------
       Net deferred tax asset                                            $        --
                                                                         ===========


12.  PRIOR PERIOD ADJUSTMENT:


     In May 1998, the Company entered into an agreement by which it would receive a minimum royalty payment of $22,500 annually during the initial term of the agreement. These payments have been recorded as unearned revenues in the Company's accounts. These minimum royalty payments are characteristic of rent on the property. It was found that, during 2001, the earnings process had been completed and that the revenues should have been recognized throughout the term of the agreement. As restated, the financial statements reflect the $22,500 annual payment in the year ended December 31, 2000. The effect of 1998 and 1999 rental revenues are as follows:


       1998 Reduction of retained deficit                                $    15,000
       1999 Reduction of retained deficit                                     22,500
                                                                         -----------
                                                                         $    37,500
                                                                         ===========

     The $37,500 prior period adjustment has been reported in the Statements of Changes in Stockholders' Deficit.

13.  NEW ACCOUNTING STANDARD:

     On January 1, 1998, the Company adopted Statement of Financial Accounting
       Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners. The components for comprehensive income are as follows:


                                                              2000          1999
                                                           ----------    ----------
Net income (loss)                                          $(917,500)    $ (322,100)
Translation adjustment                                            --          3,300
                                                           ----------    ----------
Comprehensive income                                       $(917,500)    $ (318,800)

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999


14.  WRITE DOWNS:

     The Company has not determined that any proven and probable reserves exist on the Pisgah property, the Erosion mining claims, or the Cerbat mining claims. Further, the Company cannot at this time accurately estimate the extent of future cash flows, if any, from these properties. Based on this information the Company recorded $567,100, $22,905, and $13,500 of impairment charges relating to the write-downs of the Pisgah property, the Erosion mining claims and the Cerbat mining claims, respectively. The total $603,505 of such write-downs is included in costs and expenses on the Statements of Operations for the year ended December 31, 2000.

15.  RESTATEMENT:

     After issuing Can-Cal's 2000 financial statements and filing Form 10-KSB with the Securities and Exchange Commission ("SEC"), management determined it was necessary to revise its financial statements to expense previously capitalized costs associated with its Pisgah property and the Cerbat and Erosion mining claims and recognized rental revenues in the period earned.

16.  NONCASH INVESTING AND FINANCING ACTIVITIES:

     During 2000, the Company issued 200,000 shares of common stock for technology related to extracting and processing ore.

     The Company issued 45,000 shares of common stock as a loan placement fee.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table presents the carrying amounts and estimated fair value of the Company's financial instruments at December 31, 2000:

                                                         CARRYING        FAIR
                                                          AMOUNT         VALUE
                                                        ----------    ----------
        Financial assets:
        Loans receivable-related party                  $   48,100    $   48,100
        Property and equipment                              72,400        72,400
        Other assets                                        17,300        17,300
        Long-term investments                               19,000        19,000
        Financial liabilities:
        Notes payable, related parties                     119,200       119,200
        Note payable                                       300,000       300,000

     The carrying amounts of cash, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. Using interest rates prevailing on similar instruments, the carrying amount of notes payable, related parties, approximate fair value at December 31, 2000.


18.  SUBSEQUENT EVENTS:

     During the first quarter of 2001, the Board of Directors approved a salary of $60,000 per year for the Company's president.

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I --
COSTS AND EXPENSES

YEARS  ENDED DECEMBER 31, 2000 AND 1999


                                      THREE MONTHS   THREE MONTHS
                                         ENDED          ENDED        YEAR ENDED     YEAR ENDED
                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2000          1999             2000            1999
                                      -----------    -----------     -----------    -----------
COSTS AND EXPENSES:
Impairment loss on mining property    $   603,500    $      --       $   603,500    $      --
Mine exploration costs                     80,200         19,100         534,700        152,200
Consulting                                  4,700         36,500          69,600        125,700
Travel and entertainment                    6,800          9,500          65,300         29,100
Accounting and legal                       29,100         13,700          59,300         45,600
Insurance                                  16,700         14,500          54,800         18,300
Bad debt expense                           53,300           --            53,300        152,100
Office expense                             15,400           (600)         41,600          9,500
Office rent                                 8,700          5,500          33,900         16,000
Depreciation and amortization               9,900          6,000          31,000         18,800
Advertising and promotion                   9,800            500          22,500          1,800
Lease expense                              14,900          5,500          14,900          5,500
Miscellaneous                               8,000         29,300          14,300         31,200
Telephone                                   1,600          3,500           9,300          7,000
Utilities                                   1,000            200           3,800            800
Repairs and maintenance                     3,600            500           3,600            500
Bank charges                                 --             --               300            500
                                      -----------    -----------     -----------    -----------
                                      $   867,200    $   143,700     $ 1,615,700    $   614,600
                                      ===========    ===========     ===========    ===========




                        See independent auditors' report.

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders
Can-Cal Resources, Ltd.
Las Vegas, Nevada


We have reviewed the accompanying condensed balance sheet of Can-Cal Resources, Ltd., as of September 30, 2001, and the condensed statements of operations for the three and nine months ended September 30, 2001 and 2000, the condensed statements of cash flows for the nine months ended September 30, 2001 and 2000, and the condensed statement of changes in stockholders' equity (deficit) for the nine months ended September 30, 2001. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of December 31, 2000, and the related changes in stockholders' equity (deficit), and cash flows and statements of operations (not presented herein); for the year then ended; and in our report dated February 18, 2001, we expressed an unqualified opinion on these financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2000 and the condensed statement of changes in stockholders' equity for the year then ended, is fairly stated in all material respects in relation to the balance sheet and statement of changes in stockholders' equity from which they have been derived.


MURPHY, BENNINGTON & CO.


/s/ Murphy, Bennington & Co.

Las Vegas, NV
November 2, 2001

CAN-CAL RESOURCES, LTD.

BALANCE SHEETS

SEPTEMBER 30, 2001

                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                    2001            2000
                                                                 -------------   -------------
                                                                  (UNAUDITED)       (NOTE)
ASSETS                                                           (AS RESTATED)   (AS RESTATED)

CURRENT ASSETS:
      Cash                                                        $   101,500     $   510,800
      Notes receivable, related parties (note 2)                       54,400          48,100
      Note receivable                                                  52,500          53,000
                                                                  -----------     -----------
        Total current assets                                          208,400         611,900

PROPERTY AND EQUIPMENT, NET (NOTE 3)                                   55,200          72,400

OTHER ASSETS (NOTE 4)                                                  21,000          17,300

LONG-TERM INVESTMENTS (NOTE 5)                                         19,000          19,000
                                                                  -----------     -----------
                                                                  $   303,600     $   720,600
                                                                  ===========     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
      Accounts payable                                            $    17,200     $    51,300
      Accrued expenses                                                 73,900          33,800
      Checks written against future deposits                             --            14,200
      Note payable, current portion (note 6)                           11,300          32,500
                                                                  -----------     -----------
        Total current liabilities                                     102,400         131,800

NOTE PAYABLE, NET OF CURRENT PORTION (NOTE 6)                         324,000         300,000

NOTE PAYABLE - RELATED PARTIES (NOTE 7)                               146,400         119,200
                                                                  -----------     -----------
                                                                      572,800         551,000
                                                                  -----------     -----------
STOCKHOLDERS' DEFICIT:
      Common stock, $.001 par value; authorized, 15,000,000
        shares;  issued and outstanding, 9,430,679 shares               9,500           9,400
      Preferred stock, $.001 par value; authorized, 10,000,000
        shares;  none issued or outstanding                              --              --
      Additional paid-in-capital                                    3,466,800       3,408,600
      Accumulated deficit                                          (3,745,500)     (3,248,400)
                                                                  -----------     -----------
                                                                     (269,200)        169,600
                                                                  -----------     -----------
                                                                  $   303,600     $   720,600
                                                                  ===========     ===========

      Note: The balance sheet of December 31, 2000 has been derived from the audited financial statements at that date.


                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                         --------------------------      --------------------------
                                           SEPTEMBER     SEPTEMBER        SEPTEMBER       SEPTEMBER
                                           30, 2001       30, 2000         30,2001         30,2000
                                         ------------   ------------     ------------    -----------
                                          (UNAUDITED)    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
SALES

Mining revenue                           $     6,900     $      --       $     7,000     $      --
Rental revenue                                 5,600           5,600          16,800          16,800
                                         -----------     -----------     -----------     -----------
                                              12,500           5,600          23,800          16,800

COST AND EXPENSES                            158,500         453,200         486,800         706,200
                                         -----------     -----------     -----------     -----------

LOSS FROM OPERATIONS                        (158,500)       (447,600)       (463,000)       (689,400)

OTHER INCOME (EXPENSES):
Other income                                    --             4,500             800          30,000
Interest income                                1,300           3,200           9,300           8,000
Interest expense                             (10,100)         (3,500)        (44,200)         (7,900)
                                         -----------     -----------     -----------     -----------

INCOME (LOSS) FROM CONTINUING
OPERATIONS                                  (167,300)       (443,400)       (497,100)       (659,300)
                                         -----------     -----------     -----------     -----------

PROVISION FOR INCOME TAXES                      --              --              --              --
                                         -----------     -----------     -----------     -----------

NET INCOME (LOSS)                        $  (167,300)    $  (443,400)    $  (497,100)    $  (650,300)
                                         ===========     ===========     ===========     ===========

NET INCOME (LOSS) PER SHARE OF COMMON
STOCK AND COMMON STOCK EQUIVALENTS:

BASIC EPS
      Net income (loss)                  $     (0.02)    $     (0.05)    $     (0.05)    $     (0.08)
                                         ===========     ===========     ===========     ===========
      Weighted average shares              9,402,058       8,484,895       9,394,587       8,719,709
                                         ===========     ===========     ===========     ===========

DILUTED EPS
      Net income (loss)                  $     (0.02)    $     (0.05)    $     (0.05)    $     (0.08)
                                         ===========     ===========     ===========     ===========
      Weighted average shares              9,402,058       8,484,895       9,394,587       8,719,709
                                         ===========     ===========     ===========     ===========



                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

NINE MONTHS ENDED SEPTEMBER 30, 2001

(UNAUDITED)


                                                                         ADDITIONAL                      CUMULATIVE       TOTAL
                                                                          PAID-IN       ACCUMULATED      TRANSLATION    STOCKHOLDER
                                                COMMON STOCK              CAPITAL         DEFICIT        ADJUSTMENT       EQUITY
                                          --------------------------    ------------   ------------     -------------  -------------
                                             SHARES         AMOUNT                     (AS RESTATED)
                                          -----------    -----------

BALANCE, DECEMBER 31, 1998                  7,005,161    $     7,000    $ 1,887,600    $(1,397,800)    $     8,500     $   505,300
      Issuance of common stock              1,248,621          1,200        572,600           --              --           573,800
      Foreign currency translation               --             --             --             --           (11,800)        (11,800)
      Realized foreign currency                  --             --             --             --             3,300           3,300
        translation loss
      Net income (loss) for the year             --             --             --         (322,100)           --          (322,100)
                                          -----------    -----------    -----------    -----------     -----------     -----------
BALANCE, DECEMBER 31, 1999                  8,253,782          8,200      2,460,200     (1,719,900)           --           748,500
      Issuance of common stock              1,119,009          1,200        948,400           --              --           949,600
      Prior period adjustment                    --             --             --           37,500            --            37,500
      Net income (loss) for the year             --             --             --       (1,566,000)           --        (1,566,000)
                                          -----------    -----------    -----------    -----------     -----------     -----------
BALANCE, DECEMBER 31, 2000                  9,372,791          9,400      3,408,600     (3,248,400)           --           169,600
      Issuance of common stock                 57,888            100         58,200           --              --            58,300
      Net income (loss) for the period           --             --             --         (497,100)           --          (491,400)
                                          -----------    -----------    -----------    -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 2001                 9,430,679    $     9,500    $ 3,466,800    $(3,745,500)    $      --       $  (263,500)
                                          ===========    ===========    ===========    ===========     ===========     ===========




                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000




                                                                     NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2001            2000
                                                             -------------   -------------
                                                             (AS RESTATED)   (AS RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS                                                     $  (497,100)    $  (659,300)
      Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation                                             19,700          21,100
         Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable             (5,800)         (7,600)
           (Increase) decrease in prepaid expenses                 1,200
           (Increase) decrease in other assets                    (3,700)        (11,800)
           Increase (decrease) in accounts payable
             and other current liabilities                       (13,900)         10,900
                                                             -----------     -----------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                (500,800)       (645,500)
                                                             -----------     -----------
CASH FLOW FROM INVESTING ACTIVITIES:
      Purchase of property and equipment                          (2,500)        (30,000)
                                                             -----------     -----------

NET CASH PROVIDED BY INVESTING ACTIVITIES                         (2,500)        (30,000)
CASH FLOW FROM FINANCING ACTIVITIES:
      Increase in related party debt                              27,200         110,300
      Principal payments on note payable                         (22,500)        (23,900)
      Proceeds from issuance of common stock                      58,300         744,800
      Proceeds from debt issuance                                 25,300            --
                                                             -----------     -----------
NET CASH USED BY FINANCING ACTIVITIES                             88,300         831,200


NET INCREASE (DECREASE) IN CASH                                 (415,000)        155,700
CASH AT BEGINNING OF PERIOD                                      510,800          51,800
                                                             -----------     -----------
CASH AT END OF PERIOD                                        $    95,800     $   207,500
                                                             ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
      Interest                                               $      --       $      --
                                                             ===========     ===========
      Income taxes                                           $      --       $      --
                                                             ===========     ===========




                 See accompanying notes and accountant's report.

CAN-CAL RESOURCES, LTD.

NOTES TO FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000


1.   BASIS OF PRESENTATION OF FINANCIAL STATEMENTS:

     These unaudited interim financial statements of Can-Cal Resources, Ltd. have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles as long as the statements are not misleading.

     In the opinion of management, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal recurring nature. These interim financial statements should be read in conjunction with the financial statements of the Company included in its 2000 Annual Report on Form 10-KSB. Interim results are not necessarily indicative of results for a full year.

     In the course of its activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. The Company plans to continue to finance its operations with stock sales and, in the longer term, revenues from sales. The Company's ability to continue as a going concern is dependent upon future obtaining financing and ultimately upon achieving profitable operations.

     After issuing Can-Cal's 2000 financial statements and filing the Form 10-KSB with the Securities and Exchange Commission ("SEC"), management has revised its financial statements in accordance with SFAS 121, to expense as of December 31, 2000, previously capitalized costs associated with the Pisgah Property, and the Cerbat and Erosion Mining claims. Refer to note 14, "Write-downs," to the restated financial statements at December 31, 2000 and the two years then ended.

2.   NOTES RECEIVABLE (RELATED PARTIES):

     Notes receivable, related parties, at September 30, 2001 consisted of the following:

     Note receivable from S&S Mining, Inc., a joint venture partner,
        unsecured, interest imputed at 8%, due on demand                        $    28,000
     Note receivable from an individual, unsecured, interest imputed
        at 8%, due on demand                                                         12,000
     Note receivable from an individual, unsecured, interest imputed
        at 6%, due on demand                                                          3,500
     Accrued interest receivable                                                     16,500
                                                                                -----------
                                                                                     60,000
     Allowance for uncollectible accounts                                            (5,600)
                                                                                -----------
                                                                                $    54,400
                                                                                ===========

CAN-CAL RESOURCES, LTD.

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

3.   PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, 2001 consisted of the following:

     Machinery and equipment                                                    $    97,600
     Transportation equipment                                                        18,400
     Office equipment and furniture                                                  14,200
                                                                                -----------
                                                                                    130,200
     Less accumulated depreciation                                                  (75,000)
                                                                                -----------
                                                                                $    55,200
                                                                                ===========

     Depreciation expense for the nine months ended September 30, 2001 totaled $19,700.

4.    OTHER ASSETS:

     Other assets at September 30, 2001 consisted of the following:

     Note receivable from Tyro, Inc., and principals, a corporation, secured
        by equipment, interest accrued at 6% per annum, due on demand           $    53,300
     Deposits                                                                         6,800
     Non destructive testing material                                                14,200
                                                                                -----------
                                                                                     74,300
     Allowance for uncollectible notes                                              (53,300)
                                                                                -----------
                                                                                $    21,000
                                                                                ===========


5.   LONG-TERM INVESTMENTS:

     Long-term investments at September 30, 2001 consisted of the following:


     Pisgah property                                                            $       --
     Investment in S&S Mining joint venture                                          19,000
                                                                                -----------
                                                                                $    19,000
                                                                                ===========

CAN-CAL RESOURCES, LTD.

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

6.   NOTES PAYABLE:

     Note payable at September 30, 2001 consisted of the following:

     Note payable to lender; secured by 1st deed of trust; interest
        at 8.00% per annum, matures July 31, 2001                               $    11,300
     Note payable to lender; secured by 2nd deed of trust; interest
        at 16.00% per annum; matures November 24, 2005                              324,000
                                                                                -----------
                                                                                    335,300
     Less current portion                                                           (11,300)
                                                                                -----------
                                                                                $   324,000
                                                                                ===========

     The Company did not make the interest payment of $24,000 due on May 24, 2001 to the lender which holds the second deed of trust on the Pisgah property. The Company also did not make the final principal payment of $10,000 due on July 31, 2001 to the lender which holds the first trust deed on the Pisgah Property.

     On August 7, 2001 the Company entered into a Forbearance agreement with the lender that holds the 2nd deed of trust. The Forbearance Agreement provides that the $24,000 interest payment due May 24, 2001 shall be added to the principal of the loan and paid on or before November 24, 2001. Further, the lender has the option of purchasing restricted common shares of the company in lieu of the $24,000. The lender must exercise this option on or before November 20, 2001.

     On August 10, 2001 the Company entered into a Forbearance Agreement with the lender that holds the 1st deed of trust. The agreement provides that interest due on the $10,000 principal balance shall be added to the principal and shall be paid on or before June 1, 2002. An interest payment is due on December 1, 2001.

7.   NOTE PAYABLE, RELATED PARTIES:

     Notes payable, related parties, at September 30, 2001 consisted of the following:

     Note payable to shareholder; unsecured; interest at prime plus
        1.00% per annum; due on demand                                          $   118,500
     Note payable to director; unsecured; interest at 7.5%; matures July 2002         6,300
     Note payable to shareholder; unsecured; interest at 20.74%; due on demand       21,600
                                                                                -----------
                                                                                $   146,400
                                                                                ===========

CAN-CAL RESOURCES, LTD.

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

8.   RELATED PARTY TRANSACTIONS:

     The Board of Directors approved a resolution to pay an officer compensation of $5,000 per month. At September 30, 2001 $15,000 has been accrued.

9.   SUBSEQUENT EVENTS:

     During October, 2001 the company signed an Investment Agreement with two funds (Dutchess Private Equities Fund LP and DRH Investment Company LLC) to sell to those funds up to $8,000,000 in common stock of the company, for a period of three years.

     In connection with the Investment Agreement, the company issued 606,059 shares of restricted common stock to Dutchess Fund and its advisor, and to a broker-dealer firm, for services valued at $400,000, to induce those entities to enter into the Investment Agreement and perform services contemplated under such agreement. The company also issued 37,000 shares of restricted common stock to the attorney for Dutchess Fund.

     The company has also signed a consulting agreement with a public relations firm, and have authorized the issuance and will deliver certificates for up to 200,000 shares over the next 12 months to pay for services and costs. Further, the company has issued to the public relations firm options to purchase another 200,000 at $1.00 per share. These options are to expire in September 2004.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following table presents the carrying amounts and estimated fair value of the Company's financial instruments at September 30, 2001:

                                                          CARRYING       FAIR
                                                           AMOUNT        VALUE
                                                        ---------      ---------
     Financial assets:
        Notes receivable-related party                  $  54,400      $  54,400
        Note receivable                                    52,500         52,500
        Property and equipment                             55,200         55,200
        Other assets                                       18,800         18,800
        Long-term investments                              19,000         19,000
     Financial liabilities:
        Notes payable, related parties                    146,400        146,400
        Notes payable                                     335,300        335,300


     The carrying amounts of cash, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

     The fair value of note payable is based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

CAN-CAL RESOURCES, LTD.

SUPPLEMENTAL SCHEDULE I -
COSTS AND EXPENSES

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
(UNAUDITED)




                                  THREE MONTHS   THREE MONTHS    NINE MONTHS     NINE MONTHS
                                      ENDED         ENDED          ENDED          ENDED
                                  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,   SEPTEMBER 30,
                                      2001          2000           2001             2000
                                  ------------   ------------   -------------   -------------
COSTS AND EXPENSES:
Mine exploration                   $  30,900      $ 370,800       $ 111,300       $ 454,500
Consulting                            45,100          7,800         135,500          22,600
Travel and entertainment              15,900         22,200          57,600          58,500
Accounting and legal                   9,300          6,900          17,300          30,200
Insurance                              3,900          7,900          24,500          38,100
Salaries and wages                    15,000           --            15,000            --
Payroll taxes                          1,100           --             1,100            --
Office expense                        13,600         12,200          44,400          26,200
Office rent                            7,900          6,400          23,800          25,200
Depreciation and amortization          6,700          7,900          19,700          21,100
Advertising and promotion               --            5,700           3,300          12,700
Lease expense                          2,500           --             6,900            --
Miscellaneous                          1,000          1,900           6,100           6,300
Telephone                              2,400          1,900           8,500           7,700
Utilities                              2,500          1,600           6,800           2,800
Repairs and maintenance                  600           --             4,800            --
Bank charges                             100           --               200             300
                                   ---------      ---------       ---------       ---------
                                   $ 158,500      $ 453,200       $ 486,800       $ 706,200
                                   =========      =========       =========       =========




                             See accountants' report

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The bylaws provide that directors and officers shall be indemnified by the corporation against expenses incurred in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been directors or officers of the corporation, except in relation to matters as to which they are adjudged in such matter to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled by agreement, vote of stockholders, or otherwise. In addition, the Nevada Corporation Act permits indemnification of directors and officers against such expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee.........................$  1,223.78
National Association of Securities Dealers, Inc. examination fee............        n/a
Accounting .................................................................   2,000.00
Legal fees and expenses.....................................................  25,000.00
Printing ...................................................................     300.00
Blue Sky fees and expenses (excluding legal fees)...........................   1,000.00
Transfer agent .............................................................        n/a
Escrow agent................................................................        n/a
Miscellaneous...............................................................   5,722.00

Total.......................................................................$ 35,245.78


The Registrant will pay all of these expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES. In the 49 months ending January 31, 2002, the registrant has sold the following unregistered securities. Where shares were sold at a discount from market prices, the discount was made for the restricted status of the shares as subject to Rule 144.


        A.     1998.
        (1)    For cash:     837,509 restricted common shares for $360,780:
                             703,571 shares to directors and family companies at $.35 to .45 per share, in July, October and December 1998; and 133,938 shares to three Canadian citizens and one U.S. citizen at $.40 to $.41 per share, in October and December 1998. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for the Canadians, section 4(2) for U.S. citizen. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

        B.     1999.
        (1)    For cash:     925,500 restricted common shares for $429,500:
                             367,500 to directors and family companies at $.40 to $.50 per shares in May and November 1999;
                             518,000 shares to Canadian citizens at $.50 per share in April 1999; and 6,000 shares to two U.S.
                             citizens at $.50 per share, in April 1999. The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock.
                             The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. Regulation S exemption from registration for Canadian citizens; section 4(2) for U.S. citizens. Complete information about the company and the stock offerings was provided to investors in the form of a private placement memorandum. No commissions were paid.

        (2)    For assets:   40,000 shares at $.50 to a Canadian citizen for a
                             truck in May 1999, as determined by the board of directors applying a discount of approximately 50% to the market price for the stock at the time; and 1,000 shares to a U.S. citizen for computer software in July 1999. Regulation S for Canadian citizen; section 4(2) for U.S. citizen. No commissions were paid.

        (3)    For Services: In August 1999, 32,121 restricted common shares at
                             $.50 per share for $16,061 of services from a nonaffiliate vendor, in section 4(2) transaction, five U.S. citizens received stock. The stock price was determined by the board of directors, applying a discount of approximately 55% to the market prices for the stock at the time. Regulation S for Canadian citizens. Section 4(2) for U.S. citizens. Complete information about the company was provided to these individuals. No commissions were paid.

        C.     2000.
        (1)                  1,119,009 restricted common shares:
                             In March 2000, 495,460 restricted common shares for cash to Canadians and their family companies, at $0.75 per share, including directors and their family companies, and 4,540 restricted common shares to a U.S. citizen employee at 0.75 per share, under Regulation S (for Canadians and family companies) and a U.S. citizen employee under section 4(2). The stock prices were determined by the board of directors, including those who bought stock personally or whose family companies bought stock. The stock prices were determined by discounts of approximately 50% from market prices at the relevant times. These shares were at discounts of 50% from market prices at the time; 300,000 shares to lender on exercise of option (in connection with loan agreement) at $.5156 per share in cash, plus another 45,000 shares as loan fee to this lender, under Regulation S; 74,009 shares at $1.50 per share to seven Canadian citizens and one Italian citizen, under Regulation S; 200,000 shares to two U.S. citizens for their proprietary extraction technology, at $1.50 per share, in August 2000. Complete information about the company was provided to each of these individuals. No commissions were paid.

        D.     2001:
        (1)    For cash:     In August and September, 2001, a total of 57,888
                             shares to two Canadian investors for $58,300 (an average share price of $0.44 per share, representing a discount of approximately 50% from market prices). These shares were sold pursuant to the exemption provided by Regulation S of the 1933
                             Act. Complete information about the company was provided to these investors. No commissions were paid.

                             On October 2, 2001, 20,000 restricted shares to a Canadian investor for $10,000 ($0.50 per share, representing a discount of approximately 50% from market prices, as determined by the board of directors). These shares were sold pursuant to the exemption provided by Regulation S of the 1933 Act. Complete information about the company was provided to this investor. On October 10 and December 12, 2001, 40,000 restricted shares to a Canadian investor for $14,000 ($0.35 per share, representing a discount of approximately 50% from market prices). this investor also was issued warrants to purchase 40,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire October 10, 2003. Complete information about the company was provided to this investor. These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.

        (2)    For services: In October 2001, 75,757 restricted common shares to
                             Dutchess Private Equities Fund L.P., 227,272 restricted common shares to Dutchess Advisors, Ltd., as inducements for execution of Investment Agreement between issuer and Dutchess Fund and DRH Investment Company, LLC. 303,030 restricted common shares to May Davis Group, Inc., a securities broker-dealer, as a placement fee in connection with the Investment Agreement. 37,000 shares to Joseph B. LaRocco, attorney for Dutchess Fund and DRH Investment Company, LLC in connection with the Investment Agreement, for legal services to such entities, which the issuer agreed to pay pursuant to the Investment Agreement.

        E.     2002          On January 8, 2002, 36,000 restricted common shares
                             to three investors (one Canadian resident, and two private companies controlled and owned by Canadian residents) for $12,600 cash ($0.35 per share, representing a discount of approximately 50% from market price). These investors also were issued warrants to purchase 36,000 additional restricted shares, at a price of $0.35 per share; the warrants will expire January 8, 2004. Complete information about the company was provided to these investors.
                             These shares and warrants were sold pursuant to the exemption provided by Regulation S of the 1933 Act.


     No general solicitation or advertising was used in the preceding transactions, and all investors supplied information which the issuer believed qualified such investors as sophisticated investors or accredited investors. Stop transfer instructions were issued to the issuer's transfer agent for the securities as "restricted" under rule 144.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

EXHIBIT NO.       TITLE OF EXHIBIT

Exhibit 3.0       Articles of Incorporation...................................

Exhibit 3.1       Amendment to the Articles of Incorporation..................

Exhibit 3.2       By-Laws.....................................................


Exhibit 5.0       Opinion re legality (with consent)..........................


Exhibit 10.0      Joint Venture Agreement between Robin Schwarz,
                  Aylward Schwarz, S&S Mining, a Nevada Corporation,
                  and Can-Cal Resources Ltd. .................................

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Exhibit 10.1      Mining Lease Agreement between Can-Cal Resources Ltd.
                  and Twin Mountain Rock Venture dated May 1, 1998 ...........

Exhibit 10.2      Loan Agreement between Owen Sequoia, Inc.
                  and Can-Cal Resources Ltd. .................................

Exhibit 10.3      Amendment to Loan Agreement dated June 9, 1998..............

Exhibit 10.4      Second Amendment to Loan Agreement .........................

Exhibit 10.5      Deed of Trust, Security Agreement, Financing Statement,
                  and Fixture Filing with Assignment of Rents ................

Exhibit 10.6 Lease and Purchase Option Agreement dated March 12, 1998 between Arthur James Good and Wanda Mae Good and Can-Cal Resources Ltd...................................

Exhibit 10.7      Left blank - no exhibit filed.

Exhibit 10.8      Quit Claim Deed from Aurum, LLC to
                  Can-Cal Resources Ltd.......................................

Exhibit 10.9      Agreement between Tyro, Inc., Dean Willman,
                  Roland S. Ericsson, and Can-Cal Resources Ltd. .............


Exhibit 10.10     Promissory Notes to directors and Robin Schwarz.............


Exhibit 10.11- 10.12 Left blank - no exhibit filed.

Exhibit 10.13     Agreement between Can-Cal Resources Ltd.,
                  Cameron Miller and James R. Ardoin,
                  dated December 6, 1999 .....................................

Exhibit 10.14     Loan Agreement between First Colony Merchant,
                  Tobian Trading Limited and Can-Cal Resources Ltd.
                  (f/y 2000 loan, second lender on Pisgah property) ..........

Exhibit 10.15     Deed of Trust Security Agreement, Financial
                  Statement and Fixture Filing with Assignment of Rents ......

Exhibit 10.16     Option Agreement with Lender................................

Exhibit 10.17     Written notice to exercise option...........................

Exhibit 10.18     Agreement between Can-Cal Resources Ltd. and
                  Consultant Bruce Ballantyne ................................

Exhibit 10.19     Forbearance Agreement with Lender
                  (first lender on Pisgah property) ..........................

Exhibit 10.20     Forbearance Agreement with Lender
                  (second lender on Pisgah property) .........................

Exhibit 10.20(a)  Amendment to Forbearance Agreement with Lender
                  (second lender on Forbearance Agreement)....................


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Exhibit 10.21         Investment Agreement (Dutchess Private Equities Fund
                      and DRH Investment Company, LLC) ........................*

Exhibit 10.22         Registration Rights Agreement
                      (for Investment Agreement transaction) ..................*

Exhibit 10.23         Escrow Agreement (for future transactions
                      under Investment Agreement) .............................*

Exhibit 10.24         National Financial Communications Corp.
                      Consulting Agreement (Public Relations Agreement) .......*


Exhibit 23.0          Consent of Independent Auditors
                      (Murphy, Bennington & Co.) .............................**

Exhibit 23.1          Consent of Counsel......................................**


*     Previously filed.
**    Filed with Amendment No. 1.




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                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on February 5, 2002.


                                        CAN-CAL RESOURCES LTD.
                                        (Registrant)

Date: February 5, 2002.            By:      /s/    Ronald D.  Sloan
                                        ----------------------------------------
                                        Ronald D. Sloan,
                                        President, Treasurer, Chief Operating
                                        Officer, Director and Chairman


Date: February 5, 2002.            By:      /s/    John Brian Wolfe
                                        ----------------------------------------
                                        John Brian Wolfe,
                                        Secretary, Director


Date: February 5, 2002.            By:     /s/   James Dacyszyn
                                        ----------------------------------------
                                        James Dacyszyn, Director

Date: February 5, 2002             By:      /s/    Barry E.  Amies
                                        ----------------------------------------
                                        Barry E. Amies, Vice President, Director



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                              --------------------
                                   PROSPECTUS
                              --------------------


                              February _____, 2002


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.


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